Exhibit 6.1

AGREEMENT AND PLAN OF MERGER

by and among

SPHERIX INCORPORATED,
as Purchaser,

SPHERIX MERGER SUBSIDIARY INC.,
as Merger Sub,

DARIN MYMAN,
as the Stockholder Representative,

and

DATCHAT, INC
as the Company

Dated as of March 12, 2018

TABLE OF CONTENTS:

I. THE MERGER	2

1.1. The Merger	2
1.2. Effective Time	2
1.3. Effect of the Merger	2
1.4. Merger Consideration	2
1.5. Effect of Merger on Company Securities	2
1.6. Governing Documents and Officers and Directors	3
1.7. Section 368 Reorganization	3
1.8. Further Actions	3
1.9. Escrow	4
1.10. Surrender of Company Securities and Disbursement of Stockholder Merger Consideration	4

II. CLOSING	5

2.1. Closing	5

III. REPRESENTATIONS AND WARRANTIES OF THE COMPANY	5

3.1. Organization and Qualification	5
3.2. Authorization; Corporate Documentation	6
3.3. Capitalization	6
3.4. Non-Contravention	7
3.5. Financial Statements	7
3.6. Absence of Liabilities	7
3.7. Absence of Certain Changes	7
3.8. Title to and Sufficiency of Assets	7
3.9. Real Property	7
3.10. Personal Property	8
3.11. Intellectual Property	8
3.12. Compliance with Laws	9
3.13. Permits	10
3.14. Litigation	10
3.15. Contracts	10
3.16. Tax Matters	11
3.17. Employees and Labor Matters	12
3.18. Benefit Plans	12
3.19. Insurance	14
3.20. Transactions with Related Persons	14
3.21. Bank Accounts	14
3.22. No Brokers	14
3.23. Full Disclosure	15
3.24. Registration Statement	15
3.25. Reliance	15

IV. REPRESENTATIONS AND WARRANTIES OF THE PURCHASER AND MERGER SUB	15

4.1. Organization and Qualification	15
4.2. Authorization	16
4.3. Non-Contravention	16
4.4. Capitalization	16
4.5. SEC Filings; Financial Statements	16
4.6. Compliance with Laws	17
4.7. No Brokers	17
4.8. Litigation	17
4.9. Labor Matters	17
4.10. No Other Representations and Warranties	18
4.11. Merger Sub	18

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4.12. Absence of Certain Changes	18
4.13. Title to Assets	18
4.14. Intellectual Property	18
4.15. Tax Matters	19
4.16. Insurance	19
4.17. Full Disclosure	19
4.18. Registration Statement; Proxy Statement/Prospectus	19
4.19. Reliance	20

V. COVENANTS	20

5.1. Conduct of Business of the Company	20
5.2. Conduct of Business by the Purchaser	22
5.3. Further Assurances	22
5.4. Confidentiality	23
5.5. Publicity	23
5.6. Litigation Support	23
5.7. The Registration Statement	23
5.8. Purchaser Board of Directors	24
5.9. Escrow Agreement	24
5.10. Access to Information	24
5.11. Reasonable Efforts	25
5.12. Directors' and Officers' Indemnification	25
5.13. Notification; Updates to Company Disclosure Schedule	26

VI. INDEMNIFICATION	27

6.1. Survival	27
6.2. Indemnification	27
6.3. Payment from Escrow Account	28
6.4. Limitations and General Indemnification Provisions	28
6.5. Indemnification Procedures	29
6.6. Exclusive Remedy	30

VII. CLOSING CONDITIONS	30

7.1. Conditions of Each Party’s Obligations	30
7.2. Conditions to Obligations of the Company	31
7.3. Conditions to Obligations of the Purchaser	33
7.4. Frustration of Conditions	33

VIII. TERMINATION AND EXPENSES	34

8.1. Termination	33
8.2. Effect of Termination	35

IX. GENERAL PROVISIONS	35

9.1. Notices	35
9.2. Fees and Expenses	35
9.3. Severability	35
9.4. Assignment	36
9.5. No Third-Party Beneficiaries	36
9.6. Amendment; Waiver	36
9.7. Entire Agreement	36
9.8. Remedies	36
9.9. Dispute Resolution	37
9.10. Governing Law; Jurisdiction	37
9.11. Waiver of Jury Trial	38
9.12. Interpretation	38
9.13. Specific Performance	38
9.14. Counterparts	39
9.15. Stockholder Representative	39

EXHIBITS:
A Definitions	A-1
B Form of Articles of Merger	B-1

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AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”), is made and entered into as of March 12, 2018, by and among (i) SPHERIX INCORPORATED, a Delaware corporation (“Purchaser”), (ii) SPHERIX MERGER SUBISDIARY INC., a Nevada corporation and a wholly-owned Subsidiary of Purchaser (“Merger Sub”), (iii) Darin Myman in the capacity as the representative from and after the Effective Time (as defined below) for the stockholders of the Company as of immediately prior to the Effective Time in accordance with the terms and conditions of this Agreement (the “Stockholder Representative”) and (iv) DATCHAT, INC a Nevada corporation (the “Company”).

RECITALS

WHEREAS, the Company, directly and indirectly through its subsidiaries, is engaged in the design and development of a mobile-based messaging application, DatChat Messenger, which offers a traditional messaging platform, while providing users with complete privacy and control features for their sent messages;

WHEREAS, the Purchaser owns all of the issued and outstanding shares of equity securities of Merger Sub, which was formed for the sole purpose of the Merger (as defined below);

WHEREAS, the Parties intend to effect the merger of the Merger Sub with and into the Company, with the Company continuing as the surviving entity (the “Merger”), as a result of which all of the issued and outstanding capital stock of the Company, immediately prior to the Effective Time, shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each certificate or other instrument previously representing any such shares shall thereafter represent the right to receive a Pro Rata Share (as defined herein) of the Stockholder Merger Consideration (as defined herein), all upon the terms and subject to the conditions set forth in this Agreement and in accordance with the applicable provisions of the Nevada Revised Statues (as amended, “NRS”), all in accordance with the terms of this Agreement;

WHEREAS, the boards of directors of the Company, the Purchaser and Merger Sub have each (i) determined that the Merger is fair, advisable and in the best interests of their respective companies and stockholders and (ii) approved this Agreement and the transactions contemplated hereby, including the Merger, upon the terms and subject to the conditions set forth herein;

WHEREAS, the boards of directors of each of the Company, the Purchaser and Merger Sub have determined to recommend to their respective stockholders the approval and adoption of this Agreement and the transactions contemplated hereby, including the Merger;

WHEREAS, the Parties intend that the Merger will qualify as a tax-free “reorganization” within the meaning of Section 368(a) of the Code (as defined herein); and

WHEREAS, certain capitalized terms used herein are defined in Exhibit A.

NOW, THEREFORE, in consideration of the premises set forth above and the respective representations, warranties, covenants and agreements herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

ARTICLE I
THE MERGER

1.1. The Merger. At the Effective Time and subject to and upon the terms and conditions of this Agreement and the applicable provisions of the NRS. Merger Sub and the Company shall consummate the Merger, pursuant to which Merger Sub shall merge with and into the Company, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation in the Merger. The Company, as the surviving corporation after the Merger, is hereinafter sometimes referred to as the “Surviving Corporation”.

1.2. Effective Time. Subject to the conditions of this Agreement, the parties shall cause the Merger to be consummated by filing articles of merger in the form attached as Exhibit B hereto (the “Articles of Merger”) with the Secretary of State of the State of Nevada in accordance with the applicable provisions of the NRS. The Merger will become effective upon such filing with the Secretary of State of the State of Nevada or at such later date or time as may be agreed by the Purchaser and the Company in writing and specified in the Articles of Merger (the effective time of the Merger being hereinafter referred to as the “Effective Time”).

1.3. Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement and the applicable provisions of the NRS and other applicable Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, agreements, privileges, powers and franchises of Merger Sub and the Company shall vest in the Surviving Corporation, and all debts, liabilities, obligations and duties of Merger Sub and the Company shall become the debts, liabilities, obligations and duties of the Surviving Corporation, including in each case the rights and obligations of each such party under this Agreement and the other Ancillary Documents from and after the Effective Time.

1.4. Merger Consideration. As consideration for the Merger, Purchaser shall deliver to the Company Stockholders an aggregate of 46,153,846 shares of Purchaser Common Stock (the “Stockholder Merger Consideration”), with each share of Purchaser Common Stock valued at the Purchaser Common Stock Price. Each Stockholder shall receive its pro rata share of the Stockholder Merger Consideration based on the number of shares of Company Common Stock owned by such Company Stockholder as compared to the total number of shares of Company Common Stock owned by all Company Stockholders (with any shares of Company Preferred Stock calculated on an as-converted to Company Common Stock basis) as of immediately prior to the Effective Time (such proportion being such Stockholder’s “Pro Rata Share”).

1.5. Effect of Merger on Merger Sub and Company Securities. At the Effective Time, by virtue of the Merger and without any action on the part of any party hereto or any other Person:

(a) Subject to Section 1.5(b), all shares of capital stock of the Company issued and outstanding immediately prior to the Effective Time will be cancelled and automatically deemed for all purposes to represent the right to receive, in the aggregate for all shares of capital stock of the Company, the Stockholder Merger Consideration, with each Stockholder receiving its Pro Rata Share of the Stockholder Merger Consideration with respect to its shares of capital stock of the Company, without interest. As of the Effective Time, each Company Stockholder shall cease to have any other rights with respect to the capital stock of the Company, except the right to receive is Pro Rata Share of the Stockholder Merger Consideration in accordance with and subject to the terms and conditions set forth in this Agreement.

(b) Notwithstanding Section 1.5(a) or any other provision of this Agreement to the contrary, at the Effective Time, if there are any shares of capital stock of the Company that are owned by the Company as treasury shares or by any direct or indirect Subsidiary of the Company immediately prior to the Effective Time, such shares of Company capital stock shall be canceled and extinguished without any conversion thereof or payment therefor.

(c) all options, warrants and other rights to acquire shares of capital stock of the Company, and all other securities that are convertible into or exchangeable for shares of capital stock of the Company, including, without limitation, the Company Notes and the Company Warrants, in each case, that are issued and outstanding immediately prior to the Effective Time will be cancelled and terminated as of the Effective Time and the holders thereof shall no longer have the right to acquire, convert into or be exchanged for shares of capital stock of the Company.

(d) Each share of capital stock of Merger Sub outstanding immediately prior to the Effective Time shall be converted into an equal number of shares of common stock of the Surviving Corporation, with the same rights, powers and privileges as the shares so converted and shall constitute the only outstanding shares of capital stock of the Surviving Corporation.

1.6. Governing Documents and Officers and Directors. At the Effective Time, upon the consummation of the Merger, each of the Articles of Incorporation and Bylaws of the Merger Sub in effect immediately prior to the Merger shall become the Articles of Incorporation and Bylaws of the Surviving Corporation until thereafter amended in accordance with the provisions therein and as provided in the NRS. At the Effective Time, (i) the directors of the Surviving Corporation shall be the directors of Merger Sub immediately prior to the Merger and (ii) the executive officers of the Surviving Corporation shall be the executive officers of the Company immediately prior to the Merger.

1.7. Section 368 Reorganization. For U.S. federal income Tax purposes, the Merger is intended to constitute a “reorganization” within the meaning of Section 368(a) of the Code. The parties hereby (a) adopt this Agreement as a “plan of reorganization” within the meaning of Section 1.368-2(g) of the United States Treasury Regulations, (b) agree to file and retain such information as shall be required under Section 1.368-3 of the United States Treasury Regulations, and (c) agree to file all Tax and other informational returns on a basis consistent with such characterization. Each party acknowledges and agrees that such party (i) has had the opportunity to obtain independent legal and tax advice with respect to the transactions contemplated by this Agreement, and (ii) is responsible for paying its own Taxes, including any adverse Tax consequences that may result if the Merger is determined not to qualify as a reorganization under Section 368 of the Code.

1.8. Further Actions. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of Merger Sub and the Company, the officers and directors of Surviving Corporation are fully authorized in the name of the Surviving Corporation, Merger Sub and the Company to take, and will take, all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.

1.9. Escrow.

(a) At or prior to the Closing, the Purchaser, the Stockholder Representative, and a mutually agreeable escrow agent (the “Escrow Agent”), shall enter into an Escrow Agreement, effective as of the Effective Time, in form and substance reasonably satisfactory to the Parties (the “Escrow Agreement”), pursuant to which the Purchaser shall deposit from the Stockholder Merger Consideration the following numbers of shares of Purchaser Common Stock (the sum of such amounts, the “Escrow Shares”) with the Escrow Agent: (i) a number of shares Purchaser Common Stock equal to ten percent (10%) of the Stockholder Merger Consideration (including any equity securities paid as dividends or distributions with respect to such shares or into which such shares are exchanged or converted, the “Indemnity Escrow Shares”); to be held and disbursed by the Escrow Agent in a segregated escrow account (the “Indemnity Escrow Account”) in accordance with the terms of hereof and the Escrow Agreement; and (ii) a number of shares Purchaser Common Stock equal to ninety percent (90%) of the Stockholder Merger Consideration (including any equity securities paid as dividends or distributions with respect to such shares or into which such shares are exchanged or converted, the “Distribution Escrow Shares”), to be held and disbursed by the Escrow Agent in a segregated escrow account (the “Distribution Escrow Account). The Escrow Shares shall be allocated among the Company Stockholders pro rata based on their respective Pro Rata Shares. The Indemnity Escrow Shares shall serve as a security for, and a source of payment of, the Indemnified Parties’ indemnity rights pursuant to ARTICLE VI. The Distribution Escrow Shares shall be released from escrow over time, in accordance with the schedule and restrictions as agreed upon by the Purchaser and the Stockholder representative and set forth in the Escrow Agreement. Unless otherwise required by Law, all distributions made from the Escrow Account shall be treated by the Parties as an adjustment to the number of shares of Stockholder Merger Consideration received by the Company Stockholders pursuant to ARTICLE I hereof.

(b) The Indemnity Escrow Shares shall no longer be subject to any indemnification claim after the date which is 18 months after the Closing Date (the “Expiration Date”); provided, however, with respect to any indemnification claims made in accordance with ARTICLE VI hereof prior to the Expiration Date that remain unresolved at the time of the Expiration Date (“Pending Claims”), all or a portion of the Indemnity Escrow Shares reasonably necessary to satisfy such Pending Claims (as determined based on the amount of the indemnification claim included in the Claim Notice provided by the Purchaser under ARTICLE VI and the Purchaser Common Stock Price) shall remain in the Indemnity Escrow Account until such time as such Pending Claim shall have been finally resolved pursuant to the provisions of ARTICLE VI. After the Expiration Date, any remaining Indemnity Escrow Shares remaining in the Indemnity Escrow Account that are not subject to Pending Claims, if any, shall be disbursed by the Escrow Agent to the Company Stockholders that have previously delivered the Transmittal Documents to the Escrow Agent in accordance with Section 1.10 with each such Company Stockholder receiving its Pro Rate Share of such Indemnity Escrow Shares (and any dividends, distributions or other income thereon). Promptly after the final resolution of all Pending Claims and payment of all indemnification obligations in connection therewith, the Escrow Agent shall disburse any remaining Indemnity Escrow Shares remaining in the Indemnity Escrow Account to the Exchange Agent for distribution to the Company Stockholders, with each Company Stockholder receiving its Pro Rata Share of such Indemnity Escrow Shares (and any dividends, distributions or other income thereon).

1.10. Surrender of Company Securities and Disbursement of Stockholder Merger Consideration.

(a) Prior to the Effective Time, the Purchaser shall appoint Continental Stock Transfer & Trust Company or another agent reasonably acceptable to the Company (the “Exchange Agent”) for the purpose of exchanging the Purchaser stock certificates representing Company Common Stock (“Company Certificates”). At or prior to the Effective Time, the Purchaser shall deposit, or cause to be deposited, with the Exchange Agent (i) the Stockholder Merger Consideration (less the Escrow Shares) to be paid in respect of the Company Certificates, in each case in accordance with each Company Stockholder’s Pro Rata Share, and (ii) the Indemnity Escrow Shares into the Indemnity Escrow Account and the Distribution Escrow Shares into the Distribution Escrow Account in accordance with Section 1.9, as appropriate. Promptly after the Effective Time, the Purchaser shall send, or shall cause the Exchange Agent to send, to each Company Stockholder, a letter of transmittal for use in such exchange (a “Letter of Transmittal”) (which shall specify that the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the Company Certificates to the Exchange Agent) for use in such exchange.

(b) Each Company Stockholder shall be entitled to receive its Pro Rata Share of the Stockholder Merger Consideration (less the Escrow Shares) in respect of the Company Common Stock represented by the Company Certificate(s), as soon as reasonably practicable, upon delivery to the Exchange Agent of the following items (collectively, the “Transmittal Documents”): the Company Certificate(s) for its Company Common Stock, together with a properly completed and duly executed Letter of Transmittal and such other documents as may be reasonably requested by the Exchange Agent. Until so surrendered, each Company Certificate shall represent after the Effective Time for all purposes only the right to receive such portion of the Stockholder Merger Consideration.

ARTICLE II
CLOSING

2.1. Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) will take place at the offices of Ellenoff, Grossman & Schole LLP, 1345 Avenue of the Americas, New York, NY 10105, on a date and at a time to be agreed upon by the Purchaser and the Company, which date shall be no later than the second (2nd) Business Day after all the Closing conditions to this Agreement have been satisfied or waived. By mutual agreement of the parties the Closing may take place by conference call and facsimile (or other electronic transmission of signature pages) with exchange of original signatures by overnight mail. The date on which the Closing actually occurs will be referred to as the “Closing Date”. The parties agree that to the extent permitted by applicable Law and GAAP, the Closing will be deemed effective as of the Effective Time on the Closing Date.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to the Purchaser that the statements contained in this ARTICLE III, and the information in the Disclosure Schedules that relates to and modifies the Sections within this ARTICLE III to the extent it is reasonably apparent on the face of such disclosure that such disclosure is applicable to such Section, are true and correct as of the Closing Date, except to the extent that a representation and warranty contained in this ARTICLE III expressly states that such representation and warranty is current as of an earlier date and then such statements contained in this ARTICLE III are true and correct as of such earlier date:

3.1. Organization and Qualification. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Nevada. The Company has full corporate power and authority to own the assets owned by it and conduct its business as and where it is being conducted by it, and is duly licensed or qualified to do business and in good standing as a foreign entity in all jurisdictions in which its assets or the operation of its business makes such licensing or qualification necessary, except for such failures to be licensed or qualified or in good standing that individually or in the aggregate that has not and would not reasonably be expected to have a Material Adverse Effect. The Company does not have and has never had any Subsidiaries, and does not own or have any rights to acquire, directly or indirectly, any capital stock or other equity interests of any Person, and the Company is not a participant in any joint venture, partnership or similar arrangement. During the past five (5) years, the Company has not been known by or used any corporate, fictitious or other name in the conduct of its business or in connection with the use or operation of its assets.

3.2. Authorization; Corporate Documentation. The Company has full corporate power and authority to enter into this Agreement and the Ancillary Documents to which it is or is required to be a party and to consummate the transactions contemplated hereby and thereby and to perform its obligations hereunder and thereunder. The execution and delivery of this Agreement and the Ancillary Documents and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of the Company, including requisite board of directors’ approval of the Company. Each of this Agreement and each Ancillary Document to which the Company is or is required to be a party has been duly executed and delivered by the Company and constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as the enforceability thereof may be limited by the Enforceability Exceptions. The copies of the Governing Documents of the Company, as amended to date, copies of which have heretofore been delivered to Purchaser, are true, complete and correct copies of the Governing Documents of the Company, as amended through and in effect on the date hereof. The minute books and records of the proceedings of the Company, copies of which have been delivered to Purchaser, are true, correct and complete in all material respects.

3.3. Capitalization. (a) The Company is authorized to issue 180,000,000 shares of Company Common Stock, 24,345,606 of which shares are issued and outstanding, and the Company is authorized to issue 20,000,000 shares of Company Preferred stock, none of which shares are issued and outstanding. All of the issued and outstanding capital stock of the Company (i) have been duly and validly issued, (ii) are fully paid and non-assessable and (iii) were not issued in violation of any preemptive rights or rights of first refusal or first offer. Except for the Company Warrants and the Convertible Notes set forth on Schedule 3.3, there are no issued or outstanding options, warrants or other rights to subscribe for or purchase any equity interests of the Company or securities convertible into or exchangeable for, or that otherwise confer on the holder any right to acquire any equity securities of the Company, or preemptive rights or rights of first refusal or first offer with respect to the equity securities of the Company, nor are there any Contracts, commitments, understandings, arrangements or restrictions to which the Company, or to the Knowledge of the Company, any stockholder, is a party or bound relating to any equity securities of the Company, whether or not outstanding. There are no outstanding or authorized stock appreciation, phantom stock or similar rights with respect to the Company, nor are there any voting trusts, proxies, stockholder agreements or any other agreements or understandings with respect to the voting of the equity securities of the Company. All of the equity securities of the Company have been granted, offered, sold and issued in compliance with all applicable corporate and securities Laws.

3.4. Non-Contravention. Except as set forth on Schedule 3.4, neither the execution, delivery and performance of this Agreement or any Ancillary Documents by the Company, nor the consummation of the transactions contemplated hereby or thereby, will (a) violate or conflict with, any provision of the Governing Documents of the Company, (b) violate or conflict with any Law or Order to which the Company, its assets or equity interests are bound or subject, (c) with or without giving notice or the lapse of time or both, breach or conflict with, constitute or create a default under, or give rise to any right of termination, cancellation or acceleration of any obligation or result in a loss of a material benefit under, or give rise to any obligation of the Company to make any payment under, or to the increased, additional, accelerated or guaranteed rights or entitlements of any Person under, any of the terms, conditions or provisions of any Contract, agreement, or other commitment to which the Company is a party or by which the Company, its assets or equity interests may be bound, (d) result in the imposition of a Lien (other than a Permitted Lien) on any equity interests or any assets of the Company or (e) require any filing with, or Permit, consent or approval of, or the giving of any notice to, any Governmental Authority or other Person; except with respect to clauses (b), (c), (d) and (e) where such violations, conflicts, defaults, Liens and failures to obtain Permits and consents, individually and in the aggregate, are not and would not reasonably be expected to be material to the Company and do not and would not reasonably be expected to materially impair the Company’s ability to consummate the transactions contemplated by this Agreement and the Ancillary Documents or perform its obligations hereunder or thereunder.

3.5. Financial Statements.

(a) As used herein, the term “Financial Statements” means the unaudited financial statements of the Company (including, in each case, any related notes thereto), consisting of the balance sheet of the Company as of June 30, 2017 (the “Balance Sheet Date”), and the related unaudited income statements, changes in stockholders’ equity and statements of cash flows for the period then ended and the audited financial statements of the Company (including, in each case, any related notes thereto), consisting of the balance sheet of the Company as of December 31, 2016 and the related audited income statements, changes in stockholders’ equity and statements of cash flows for the year then ended. True and correct copies of the Financial Statements have been provided to the Purchaser. The Financial Statements (i) accurately reflect the books and records of the Company as of the times and for the periods referred to therein, (ii) were prepared in accordance with GAAP, consistently applied throughout and among the periods involved (except that the unaudited statements exclude the footnote disclosures and other presentation items required for GAAP and exclude year-end adjustments which will not be material in amount), and (iii) fairly present in all material respects the financial position of the Company as of the respective dates thereof and the results of the operations and cash flows of the Company for the periods indicated.

(b) Except as set forth on Schedule 3.5(b), the Company has no Indebtedness.

3.6. Absence of Liabilities. Except as set forth on Schedule 3.6, the Company is not subject to any Liabilities or obligations (whether or not required to be reflected on a balance sheet prepared in accordance with GAAP), except for those that are either (i) adequately reflected or reserved on or provided for in the balance sheet of the Company as of the Balance Sheet Date contained in the Financial Statements or (ii) not material and that were incurred after the Balance Sheet Date in the ordinary course of business consistent with past practice (other than Liabilities for breach of any Contract or violation of any Law).

3.7. Absence of Certain Changes. Except as set forth on Schedule 3.7, since the Balance Sheet Date: (a) the Company has conducted its business only in the Ordinary Course of Business, and (b) there has not been a Material Adverse Effect. Without limiting the foregoing, except as set forth on Schedule 3.7, since the Balance Sheet Date, the Company has not entered into any Contract, made any commitment or incurred any Liability in excess of $50,000.

3.8. Title to and Sufficiency of Assets. The Company has good and marketable title to all of its assets, free and clear of all Liens other than Permitted Liens. The assets (including Contractual rights and Intellectual Property rights) of the Company constitute all of the assets, rights and properties that are used in the operation of the Company’s business as it is now conducted or that are used or held by the Company for use in the operation of its business, and taken together, are adequate and sufficient for the operation of the Company’s business as currently conducted. Immediately following the Closing, all of the assets of the Company will be owned, leased or available for use by the Company on terms and conditions substantially identical to those under which, immediately prior to the Closing, the Company owns, leases, uses or holds available for use such assets.

3.9. Real Property. The Company has provided to the Purchaser with a true and complete copy of each of all current leases, lease guarantees, agreements and documents, including all amendments, terminations and modifications thereof or waivers thereto, relating to all premises currently leased or subleased by the Company (collectively, the “Company Real Property Leases”), and in the case of any oral Company Real Property Lease, a written summary of the material terms of such Company Real Property Lease. The Company Real Property Leases are valid, binding and enforceable in accordance with their terms and are in full force and effect. To the Knowledge of the Company, no event has occurred which (whether with or without notice, lapse of time or both or the happening or occurrence of any other event) would constitute a default on the part of the Company or any other party under any of the Company Real Property Leases, and the Company has not received written or, to the Knowledge of the Company, oral notice of any such condition. The Company does not own or has ever owned any real property or any interest in real property (other than the leasehold interests in the Company Real Property Leases).

3.10. Personal Property. The Personal Property which is currently owned, used or leased by the Company is, in the aggregate, suitable for its intended use in the business of the Company.

3.11. Intellectual Property.

(a) Schedule 3.11(a) sets forth a true and complete list of (i) all registrations of Intellectual Property (and applications therefor) necessary to conduct the business of the Company as presently conducted, specifying as to each item, as applicable: (A) the nature of the item, including the title, (B) the owner of the item, (C) the jurisdictions in which the item is issued or registered or in which an application for issuance or registration has been filed and the status of each such application and (D) the issuance, registration or application numbers and dates; and (ii) all unregistered material Intellectual Property necessary to conduct the business of the Company as presently conducted (clauses (i) and (ii), collectively with any immaterial unregistered Intellectual Property owned by the Company that may not be set forth on Schedule 3.11(a), the, “Owned IP”). All registered Owned IP has been duly registered with, filed in, issued by or applied for with, as the case may be, the United States Patent and Trademark Office or such other appropriate filing offices, and all such registrations, filings, issuances, applications and other actions remain valid, in full force and effect, and are current, not abandoned, and not expired.

(b) Schedule 3.11(b) sets forth a true and complete list of all Software developed in whole or in part by or on behalf of the Company, including such developed Software and databases that are operated or used by the Company on its websites or used by the Company or otherwise material to the Company’s business (collectively, “Company Software”). Except for “click wrapped”, “shrink wrapped” or “off-the-shelf” software that is generally available to the public for use for a license of $2,000 or less (“Click Wrapped Software”), the Company Software is the only Software that is used or held for use by or otherwise material to the business of the Company.

(c) The Owned IP and Company Software includes all of the material Intellectual Property used in the business of the Company. The Company does not license any Intellectual Property which is material to the business of the Company. Except as otherwise set forth on Schedule 3.11(c), to the Knowledge of the Company, the Company’s ownership and use in the Ordinary Course of Business of the Owned IP and the Company Software do not infringe upon or misappropriate the valid Intellectual Property rights, privacy rights or right of publicity of any third party. To the Knowledge of the Company, the Company is the owner of the entire and unencumbered right, title and interest in and to each item of the Owned IP, and the Company Software, and the Company is entitled to use, and is using in its business, the Owned IP, and the Company Software, in the Ordinary Course of Business. To the Knowledge of the Company, each of the Owned IP, and the Company Software is subsisting, valid and enforceable, and has not been adjudged invalid or unenforceable in whole or in part.

(d) Except as otherwise set forth on Schedule 3.11(d), no Actions have been asserted against the Company and are not disposed of, or are pending or, to the Knowledge of the Company, threatened against the Company: (i) based upon or challenging or seeking to deny, enjoin or restrict, in whole or in part, the use by the Company of any Owned IP and the Company Software; (ii) alleging that the Company’s products or services provided by or processes used by the Company infringe upon or misappropriate any Intellectual Property right or Software of any third party; (iii) alleging that any Intellectual Property licensed to the Company infringes upon any Intellectual Property right or Software of any third party or is being licensed or sublicensed to the Company in conflict with the terms of any license or other agreement; or (iv) challenging the Company’s ownership, or the validity or enforceability, of the Owned IP, and the Company Software. To the Knowledge of the Company, no Person is engaged in any activity that infringes upon the Owned IP or the Company Software. Except as set forth on Schedule 3.11(d) or licenses granted to customers in the Ordinary Course of Business under the Company’s standard click-through terms of use licenses, the Company has not granted any license or other right currently outstanding to any third party with respect to the Owned IP, or the Company Software.

(e) To the Knowledge of the Company, the Company has the right to use all Software development tools, processing tools, library functions, compilers and other third party Software, source code, object code and/or documentation that is material to the Company’s business or that is required to operate or modify the Company Software.

(f) The Company have taken commercially reasonable steps to maintain the confidentiality of its Trade Secrets and other confidential Intellectual Property and, to the Company’s Knowledge, (i) there has been no misappropriation of any Trade Secrets or other material confidential Intellectual Property of the Company by any current or former employee, independent contractor or agent of the Company, or to the Knowledge of the Company, by any other Person; (ii) no current or former employee, independent contractor or agent of the Company has misappropriated any trade secrets of any other Person in the course of his or her performance as an employee, independent contractor or agent of the Company or has any claim to any of the Intellectual Property of the Company; and (iii) no current or former employee, independent contractor or agent of the Company is in default or breach of any term of any employment agreement, non-disclosure agreement, assignment of invention agreement, work-for-hire agreement, non-compete obligation or similar agreement or contract relating in any way to the protection, ownership, development, use or transfer of Intellectual Property.

(g) To the Knowledge of the Company, the Company’s collection, storage, use, processing and dissemination of personal computer information and personally identifiable information in connection with its business has been conducted in accordance with all applicable Laws relating to privacy, data security and data protection that are binding on the Company and all applicable privacy policies adopted by or on behalf of the Company.

3.12. Compliance with Laws.

(a) The Company is in compliance with, and has complied, in all material respects with all Laws, including consumer protection Laws, and Orders applicable to the Company, its assets, employees, business or equity securities. None of the operation, activity, conduct and transactions of the Company or the ownership, operation, use or possession of its assets or the employment of its employees materially violates, or with or without the giving of notice or passage of time, or both, will materially violate, conflict with or result in a material default, right to accelerate or loss of rights under, any terms or provisions of any Law or Order to which the Company is a party or by which the Company or its assets, business, employees or equity securities may be bound or affected. The Company has not received any written or, to the Knowledge of the Company, oral notice of any actual or alleged violation of or non-compliance with applicable Laws by the Company.

(b) Neither the Company, nor any of its directors or officers, nor, to the Knowledge of the Company, any other Representative acting on behalf of the Company, is currently identified on the specially designated nationals or other blocked person list or otherwise currently subject to any U.S. sanctions administered by OFAC. Neither the Company, nor any of its officers, directors or employees, nor to the Knowledge of the Company, any other Representative acting on its behalf, has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to political activity, (ii) made any unlawful payment or offered anything of value to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns, (iii) made any other unlawful payment or (iv) violated any applicable money laundering or anti-terrorism law or regulation, nor have any of them otherwise taken any action which would reasonably cause the Company to be in violation of the Foreign Corrupt Practices Act of 1977, as amended, or any applicable Law of similar effect.

3.13. Permits. There are no Permits required to be owned or possessed by the Company to own its assets or to conduct its business as now being conducted and as presently proposed to be conducted, except to the extent that the failure to have any such Permits, individually or in the aggregate, has not and would not reasonably be expected to have a Material Adverse Effect

3.14. Litigation. Except as described on Schedule 3.14, there is no (a) Action of any nature pending or, to the Knowledge of the Company, threatened or (b) Order now pending or previously rendered by a Governmental Authority, in either case of clauses (a) or (b), by or against the Company, any of its directors, officers or equity holders (provided, that any litigation involving the directors, officers or equity holders of the Company must be related to the Company’s business, assets or equity securities) or the Company’s business, assets or equity securities. During the past five (5) years, none of the Company’s current or former officers, senior management or directors have been charged with, indicted for, arrested for, or convicted of any felony or any crime involving fraud. The Company has no any material Action pending against any other Person.

3.15. Contracts.

(a) Schedule 3.15(a) contains a complete, current and correct list of all of the Contracts to which the Company is a party, by which any of its properties or assets are bound, or under which the Company otherwise has material obligations. True and correct copies of such Contracts (including any amendments, modifications or supplements thereto) have been provided to Purchaser.

(b) Except as set forth on Schedule 3.15(b), the Company is not a party to or bound by any Contract containing any covenant (i) limiting in any respect the right of the Company or its Affiliates to engage in any line of business, to make use of any of its Intellectual Property or compete with any Person in any line of business or in any geographic region, (ii) imposing non-solicitation restrictions on the Company or its Affiliates, (iii) granting to the other party any exclusivity or similar provisions or rights, including any covenant by the Company that includes an organizational conflict of interest prohibition, restriction, representation, warranty or notice provision or any other restriction on future contracting, (iv) providing “most favored customers” or other preferential pricing terms for the services of the Company or its Affiliates, or (v) otherwise limiting or restricting the right of the Company to sell or distribute any Intellectual Property of the Company or to purchase or otherwise obtain any software or Intellectual Property license.

(c) All of the Contracts to which the Company is a party, by which any of its properties or assets are bound, or under which the Company otherwise has material obligations are in full force and effect, and are valid, binding, and enforceable in accordance with their terms, subject to performance by the other party or parties to such Contract, except as the enforceability thereof may be limited by the Enforceability Exceptions. There exists no breach, default or violation on the part of the Company or, to the Knowledge of the Company, on the part of any other party to any such Contract nor has the Company received written or, to the Knowledge of the Company, oral notice of any breach, default or violation. The Company has not received notice of an intention by any party to any such Contract that provides for a continuing obligation by any party thereto on the date hereof to terminate such Contract or amend the terms thereof, other than modifications in the Ordinary Course of Business that do not adversely affect the Company. The Company has not waived any rights under any such Contract. To the Knowledge of the Company, no event has occurred which either entitles, or would, with notice or lapse of time or both, entitle any party to any such Contract to declare breach, default or violation under any such Contract or to accelerate, or which does accelerate, the maturity of any Indebtedness of the Company under any such Contract. To the Knowledge of the Company, there is no reason to believe that any such Contract with a customer of the Company will not remain in effect after the Closing through the remainder of its term or continue to generate substantially the same or more revenue after the Closing through the remainder of its term as it currently generates.

3.16. Tax Matters. Except as set forth on Schedule 3.16: (i) the Company has timely filed all Tax Returns required to have been filed by it; (ii) all such Tax Returns are accurate and complete in all material respects; (iii) the Company has paid all Taxes owed by it which were due and payable (whether or not shown on any Tax Return); (iv) the charges, accruals and reserves with respect to Taxes included within the Financial Statements are accurate; (v) the Company has complied with all applicable Laws relating to Tax; (vi) the Company is not currently the beneficiary of any extension of time within which to file any Tax Return; (vii) there is no current Action against the Company in writing by a Governmental Authority in a jurisdiction where the Company does not file Tax Returns that the Company is or may be subject to taxation by that jurisdiction; (viii) there are no pending or ongoing audits or assessments of the Company’s Tax Returns by a Governmental Authority; (ix) the Company has not requested or received any ruling from, or signed any binding agreement with, any Governmental Authority, that would apply to any Tax periods ending after the Closing Date; (x) there are no Liens on any of the assets of the Company that arose in connection with any failure (or alleged failure) to pay any Tax; (xi) no unpaid Tax deficiency has been asserted in writing against or with respect to the Company by any Governmental Authority which Tax remains unpaid; (xii) the Company has collected or withheld all Taxes currently required to be collected or withheld by it, and all such Taxes have been paid to the appropriate Governmental Authorities or set aside in appropriate accounts for future payment when due; (xiii) the Company has not granted or is subject to, any waiver of the period of limitations for the assessment of Tax for any currently open taxable period; (xiv) the Company is not a party to any Tax allocation, sharing or indemnity agreement or otherwise has any potential or actual material Liability for the Taxes of another Person, whether by applicable Tax Law, as a transferee or successor or by contract, indemnity or otherwise; (xv) neither the Company nor any of its former, current or future equity holders is required to include in income any amount for an adjustment pursuant to Section 481 of the Code or the Regulations thereunder; (xvi) there is no Contract or employee benefit plan covering any Person that, individually or collectively, could give rise to the payment of any amount that would not be deductible by the Company by reason of Section 280G or Section 162(m) of the Code, and no arrangement exists pursuant to which the Company or its Affiliate will be required to “gross up” or otherwise compensate any Person because of the imposition of any Tax on a payment to such Person; (xvii) the Company has not been a beneficiary of or participated in any “reportable transaction” within the meaning of Regulations Section 1.6011-4(b)(1) that was, is, or to the Knowledge of the Company will ever be, required to be disclosed under Regulations Section 1.6011-4; (xviii) no Tax Return filed by or on behalf of the Company has contained a disclosure statement under Section 6662 of the Code (or any similar provision of Law), and no Tax Return has been filed by or on behalf of the Company with respect to which the preparer of such Tax Return advised consideration of inclusion of such a disclosure, which disclosure was not made; (xix) the Company does not have a “permanent establishment” in any foreign country, as defined in any applicable Tax treaty or convention between the United States of America and such foreign country, or has otherwise taken steps or conducted business operations that have materially exposed, or will materially expose, it to the taxing jurisdiction of a foreign country; (xx) the Company is materially in compliance with the terms and conditions of any applicable Tax exemptions, Tax agreements or Tax orders of any Taxing Authority to which it may be subject or which it may have claimed, and the transactions contemplated by this Agreement will not have any material and adverse effect on such compliance; (xxi) no written power of attorney which is currently in force has been granted by or with respect to the Company with respect to any matter relating to Taxes; and (xxii) there has not been any change in Tax accounting method by the Company and the Company has not received a ruling from, or signed an agreement with, any Taxing Authority that would reasonably be expected to have a material impact on Taxes of the Company or the equity holders of the Company following the Closing.

3.17. Employees and Labor Matters.

(a) Schedule 3.17(a) sets forth a complete and accurate list of all employees of the Company as of the date hereof showing for each as of that date (i) the employee’s name, employer, job title or description, location, salary level (including any bonus, commission, deferred compensation or other remuneration payable (other than any such arrangements under which payments are at the discretion of the Company)) and (ii) any bonus, commission or other remuneration other than salary paid during the Company’ fiscal year ending December 31, 2017 or during the 2018 fiscal year prior to the date hereof. Except as set forth on Schedule 3.17(a), no employee is a party to a written employment agreement or contract with the Company and each is employed “at will”. The Company has paid in full to all employees all wages, salaries, commission, bonuses and other compensation due, including overtime compensation, and there are no severance payments which are or could become payable by the Company to any employee under the terms of any written or, to the Knowledge of the Company, oral agreement, or commitment or any Law, custom, trade or practice.

(b) Schedule 3.17(b) contains a list of all independent contractors (including consultants) currently engaged by the Company, along with the position, date of retention and rate of remuneration, most recent increase (or decrease) in remuneration and amount thereof, for each such Person. All of such independent contractors are a party to a written agreement or contract with the Company. Each such independent contractor has entered into customary covenants regarding confidentiality, non-competition and assignment of inventions and copyrights in such Person’s agreement with the Company, true and correct copies of which have been provided to Purchaser. For the purposes of applicable Law, all independent contractors who are currently, or within the last six (6) years have been, engaged by the Company are bona fide independent contractors and not employees of the Company. Each independent contractor is terminable on fewer than thirty (30) days’ notice, without any obligation of the Company to pay severance or a termination fee.

(c) The Company is, to its Knowledge, in compliance with all applicable Laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and is not engaged in any unfair labor practice, failure to comply with which or engagement in which, as the case may be, has had or would reasonably be expected to have, a Material Adverse Effect. There is no unfair labor practice complaint pending or, to the Knowledge of the Company, threatened against the Company.

3.18. Benefit Plans.

(a) Set forth on Schedule 3.18(a) is a true and complete list of each Benefit Plan the Company (each, a “Company Benefit Plan”). With respect to each Company Benefit Plan, there are no funded benefit obligations for which contributions have not been made or properly accrued and there are no unfunded benefit obligations that have not been accounted for by reserves, or otherwise properly footnoted in accordance with GAAP on the Company Financials. The Company is not nor has in the past been a member of a “controlled group” for purposes of Section 414(b), (c), (m) or (o) of the Code, nor does the Company have any Liability with respect to any collectively-bargained for plans, whether or not subject to the provisions of ERISA. No statement, either written or oral, has been made by the Company to any Person with regard to any Company Benefit Plan that was not in accordance with the Company Benefit Plan in any material respect.

(b) Each Company Benefit Plan is and has been operated at all times in compliance with all applicable Laws in all material respects, including ERISA and the Code. Each Company Benefit Plan which is intended to be “qualified” within the meaning of Section 401(a) of the Code (i) has been determined by the IRS to be so qualified (or is based on a prototype plan which has received a favorable opinion letter) during the period from its adoption to the date of this Agreement and (ii) its related trust has been determined to be exempt from taxation under Section 501(a) of the Code or the Company have requested an initial favorable IRS determination of qualification and/or exemption within the period permitted by applicable Law. No fact exists which could adversely affect the qualified status of such Company Benefit Plans or the exempt status of such trusts.

(c) With respect to each Company Benefit Plan: (i) such Company Benefit Plan has been administered and enforced in all material respects in accordance with its terms, the Code and ERISA; (ii) no breach of fiduciary duty has occurred; (iii) no Action is pending, or to the Company’s Knowledge, threatened (other than routine claims for benefits arising in the ordinary course of administration); (iv) no prohibited transaction, as defined in Section 406 of ERISA or Section 4975 of the Code, has occurred, excluding transactions effected pursuant to a statutory or administration exemption; and (v) all contributions and premiums due through the Closing Date have been made in all material respects as required under ERISA or have been fully accrued in all material respects on the Company Financials.

(d) No Company Benefit Plan is a “defined benefit plan” (as defined in Section 414(j) of the Code), a “multiemployer plan” (as defined in Section 3(37) of ERISA) or a “multiple employer plan” (as described in Section 413(c) of the Code) or is otherwise subject to Title IV of ERISA or Section 412 of the Code, and no Target Company has incurred any Liability or otherwise could have any Liability, contingent or otherwise, under Title IV of ERISA and no condition presently exists that is expected to cause such Liability to be incurred. No Company Benefit Plan will become a multiple employer plan with respect to the Company immediately after the Closing Date. No Target Company currently maintains or has ever maintained, or is required currently or has ever been required to contribute to or otherwise participate in, a multiple employer welfare arrangement or voluntary employees’ beneficiary association as defined in Section 501(c)(9) of the Code.

(e) There is no arrangement under any Company Benefit Plan with respect to any employee that would result in the payment of any amount that by operation of Sections 280G or 162(m) of the Code would not be deductible by the Company and no arrangement exists pursuant to which the Company will be required to “gross up” or otherwise compensate any person because of the imposition of any excise tax on a payment to such person.

(f) The consummation of the transactions contemplated by this Agreement and the Ancillary Documents will not: (i) entitle any individual to severance pay, unemployment compensation or other benefits or compensation; (ii) accelerate the time of payment or vesting, or increase the amount of any compensation due, or in respect of, any individual; or (iii) result in or satisfy a condition to the payment of compensation that would, in combination with any other payment, result in an “excess parachute payment” within the meaning of Section 280G of the Code. The Company has not incurred any Liability for any Tax imposed under Chapter 43 of the Code or civil liability under Section 502(i) or (l) of ERISA.

(g) Except to the extent required by Section 4980B of the Code or similar state Law, the Company does not provide health or welfare benefits to any former or retired employee or is obligated to provide such benefits to any active employee following such employee’s retirement or other termination of employment or service.

3.19. Insurance. Schedule 3.19 lists all insurance policies held by the Company relating to the Company or the business, assets, properties, directors, officers or employees of the Company, copies of which have been provided to Purchaser. Each such insurance policy (i) is legal, valid, binding, enforceable and in full force and effect as of the date hereof and (ii) will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms immediately following the Closing. The Company is not in default with respect to its obligations under any insurance policy, nor has the Company ever been denied insurance coverage for any reason. The Company has no any self-insurance or co-insurance programs. The Company has not made any claim against an insurance policy as to which the insurer is denying coverage. Schedule 3.19 identifies each individual insurance claim made by the Company since January 1, 2013. The Company has reported to its insurers all Actions and pending circumstances that would reasonably be expected to result in an Action, except where such failure to report such Actions, individually or in the aggregate, has not and would not reasonably be expected to have a Material Adverse Effect. To the Knowledge of the Company, no event has occurred, and no condition or circumstance exists, that would reasonably be expected to (with or without notice or lapse of time) give rise to or serve as a basis for the denial of any such insurance claim.

3.20. Transactions with Related Persons. Except as set forth on Schedule 3.20, no officer, director, manager, employee, trustee or beneficiary of the Company or any Affiliate, nor any immediate family member of any of the foregoing (whether directly or indirectly through an Affiliate of such Person) (each of the foregoing, a “Related Person”) is presently, or in the past three (3) years has been, a party to any transaction with the Company, including any Contract or other arrangement (a) providing for the furnishing of services by (other than as officers, directors or employees of the Company), (b) providing for the rental of real or personal property from or (c) otherwise requiring payments to (other than for services or expenses as directors, officers or employees of the Company in the Ordinary Course of Business) any Related Person or any Person in which any Related Person has an interest as an owner, officer, manager, director, trustee or partner or in which any Related Person has any direct or indirect interest. Except as set forth on Schedule 3.20, the Company does not have any outstanding Contract or other arrangement or commitment with any Related Person, and no Related Person owns any real or personal property, or right, tangible or intangible (including Intellectual Property) which is used in any Company’s business. The Company’s assets do not include any receivable or other obligation from a Related Person, and the Liabilities of the Company do not include any payable or other obligation or commitment to any Related Person. Schedule 3.20 specifically identifies all Contracts, arrangements or commitments set forth on Schedule 3.20 that cannot be terminated upon sixty (60) days’ notice by the Company without cost or penalty.

3.21. Bank Accounts. Schedule 3.21 lists the names and locations of all banks and other financial institutions with which the Company maintains an account (or at which an account is maintained to which the Company has access as to which deposits are made on behalf of the Company) (each, a “Bank Account”), in each case listing the type of Bank Account, the Bank Account number therefor, and the names of all Persons authorized to draw thereupon or have access thereto and lists the locations of all safe deposit boxes used by the Company. All cash in such Bank Accounts is held on demand deposit and is not subject to any restriction or limitation as to withdrawal.

3.22. No Brokers. Neither the Company, nor any of their respective Representatives on their behalf, has employed any broker, finder or investment banker or incurred any liability for any brokerage fees, commissions, finders’ fees or similar fees in connection with the transactions contemplated by this Agreement.

3.23. Full Disclosure. This Agreement does not, and any Ancillary Document will not, (i) contain any representation, warranty or information by Company that is false or misleading with respect to any material fact, or (ii) omit to state any material fact necessary in order to make the representations, warranties and information contained and to be contained herein and therein (in the light of the circumstances under which such representations, warranties and information were or will be made or provided) not false or misleading.

3.24. Registration Statement. None of the information supplied or to be supplied by Company for inclusion or incorporation by reference in the Registration Statement will, at the time the Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any information supplied by the Purchaser or Merger Sub which is contained in any of the foregoing documents.

3.25. Reliance. The Company acknowledges that, except for the representations and warranties of the Purchaser and Merger Sub contained in ARTICLE IV or pursuant to the certificate to be delivered pursuant to ARTICLE VII, neither the Purchaser, Merger Sub nor any other Person has made, and the Company has not relied on, any other express or implied representation or warranty by or on behalf of, or with respect to, the Purchaser of Merger Sub. Except as set forth in any representation or warranty set forth in ARTICLE IV or in the certificate to be delivered pursuant to ARTICLE VII, the Company acknowledge that neither the Purchaser, nor Merger Sub, the nor any other Person, directly or indirectly, has made, and the Company has not relied on, any representation or warranty regarding the financial projections or other forward-looking statements of the Purchaser or Merger Sub, and the Company will make any claim with respect thereto.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE PURCHASER AND MERGER SUB

The Purchaser and Merger Sub represent and warrant to the Company the following matters as of the date hereof (except to the extent that a representation and warranty contained in this ARTICLE IV expressly states that such representation and warranty is current as of an earlier date and then such statements contained in this ARTICLE IV are true and correct as of such earlier date), in each case, except as set forth in the Disclosure Schedules or the SEC Reports:

4.1. Organization and Qualification. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted. Merger Sub is a wholly-owned Subsidiary of Purchaser, is duly organized, validly existing and in good standing under the laws of the State of Nevada, and has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted. Each of Purchaser and Merger Sub is duly qualified or licensed to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification or license is required, except where the failure to be so qualified or be so licensed would not have a material and adverse effect on the ability of the Purchaser to consummate the transactions contemplated by, and discharge its obligations under, this Agreement and the Ancillary Documents to which the Purchaser is a party (a “Purchaser Material Adverse Effect”).

4.2. Authorization. Purchaser has full corporate power and authority to enter into this Agreement and the Ancillary Documents to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Ancillary Documents to which each of Purchaser and Merger Sub are a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Purchaser and Merger Sub and no other corporate proceedings on the part of Purchaser or Merger Sub are necessary to authorize this Agreement, or to consummate the transactions so contemplated. This Agreement has been duly executed and delivered by the Purchaser and Merger Sub. This Agreement and each Ancillary Document to which the Purchaser and Merger Sub are a party constitutes a legal, valid and binding obligation of such Purchaser Party, enforceable against each of Purchaser and Merger Sub in accordance with its terms, except as the enforceability thereof may be limited by the Enforceability Exceptions.

4.3. Non-Contravention. Neither the execution and delivery of this Agreement or any Ancillary Document by the Purchaser and Merger Sub, nor the consummation of the transactions contemplated hereby or thereby, will violate or conflict with or (with or without notice or the passage of time or both) constitute a breach of, or default under (a) any provision of the Governing Documents of the Purchaser, (b) any Law or Order to which each of Purchaser and Merger Sub or any of their business or assets are bound or subject or (c) any Contract or Permit to which Purchaser or Merger Sub is a party or by which Purchaser or Merger Sub or any of its properties may be bound or affected, such violations and conflicts which would not reasonably be expected to have a Purchaser Material Adverse Effect.

4.4. Capitalization. The Purchaser is authorized to issue (i) 100,000,000 shares of Purchaser Common Stock, 6,294,898 of which shares are issued and outstanding, and (ii) 50,000,000 shares of Purchaser Preferred Stock, of which there are 500,000 authorized but unissued shares of Series A Preferred Stock; and there are 4,725 shares of Series D Preferred Stock and 834 shares of Series D-1 Preferred Stock issued and outstanding as of the date hereof. The authorized capital stock of Merger Sub consists of 1,000 shares of common stock, par value $0.001 per share, all of which, as of the date hereof, are issued and outstanding. Purchaser has reserved from its duly authorized capital stock the Stockholder Merger Consideration issuable at the Closing pursuant to this Agreement. When issued by Purchaser to the stockholders of the Company in accordance with the terms of this Agreement, the Stockholder Merger Consideration: (a) will be issued free and clear of all Liens except (i) those imposed by applicable securities Laws, and (ii) the rights of the Purchaser Indemnified Parties under this Agreement (including under ARTICLE VII); (b) will be validly and duly issued and fully paid and non-assessable; and (c) will not be subject to any preemptive or similar rights of a stockholder of Purchaser to subscribe for or purchase additional securities of Purchaser as a result of such issuance.

4.5. SEC Filings; Financial Statements.

(a) In the past two (2) years, Purchaser has filed with, or otherwise transmitted to, the SEC all forms, reports, schedules, statements, certifications and other documents (including all exhibits, amendments and supplements thereto) required by it to be filed with or otherwise transmitted to (as applicable) the SEC (such documents, the “SEC Reports”), and such SEC Reports are available on the SEC’s website through EDGAR. As of their respective dates, each of the SEC Reports complied in all material respects with the applicable requirements of all applicable Laws, including the Securities Act and the Exchange Act, as the case may be, and the respective rules and regulations promulgated thereunder, each as in effect on the date so filed. Except to the extent amended or superseded by a subsequent filing with the SEC, as of their respective dates (and if so amended or superseded, then on the date of such subsequent filing), none of the SEC Reports contained any untrue statement of a material fact or omitted to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. There are no outstanding or unresolved comments in any comment letters of the staff of the SEC received by Purchaser relating to the SEC Reports. Purchaser has heretofore made available to the Company, through EDGAR or otherwise, true, correct and complete copies of all material written correspondence between Purchaser and the SEC. None of the SEC Reports is, to the Knowledge of Purchaser, the subject of ongoing SEC review. None of Purchaser’s Subsidiaries is required to file any reports or other documents with the SEC.

(b) The financial statements (including in all cases the notes thereto, if any) of Purchaser and its Subsidiaries included in the SEC Reports (i) in all material respects, were prepared consistent with the books and records of Purchaser and its Subsidiaries, (ii) in all material respects, present fairly the consolidated financial position of Purchaser and its Subsidiaries as of the respective dates thereof and the consolidated results of operations and cash flows of Purchaser and its Subsidiaries for the periods thereof, (iii) have been prepared in accordance with GAAP; provided, that, any unaudited, interim period financial statements need not include footnote disclosures and other presentation items or year-end adjustments that are required by GAAP to be included in year-end financial statements, and (iv) comply in all material respects with the applicable accounting requirements of the SEC, the Securities Act and the Exchange Act, and the rules and regulations promulgated thereunder.

(c) Purchaser maintains disclosure controls and procedures that satisfy the requirements of Rule 13a-15 under the Exchange Act, and such disclosure controls and procedures are designed to ensure that all material information concerning Purchaser is made known on a timely basis to the individuals responsible for the preparation of Purchaser’s filings with the SEC and other public disclosure documents.

4.6. Compliance with Laws. Purchaser and its Subsidiaries are in compliance with, and have complied, in all material respects with all Laws and Orders applicable to them, their assets, employees or business or the Stockholder Merger Consideration. None of the operation, activity, conduct and transactions of Purchaser and its Subsidiaries or the ownership, operation, use or possession of their assets or the employment of their employees materially violates, or with or without the giving of notice or passage of time, or both, will materially violate, conflict with or result in a material default, right to accelerate or loss of rights under, any terms or provisions of any Law or Order to which Purchaser or its Subsidiaries is a party or by which any of Purchaser or its Subsidiaries or their respective assets, business or employees or the Stockholder Merger Consideration may be bound or affected. None of Purchaser or its Subsidiaries have received any written or, to the Knowledge of Purchaser, oral notice of any actual or alleged violation of or non-compliance with applicable Laws in any material respect by Purchaser or any of its Subsidiaries.

4.7. No Brokers. Neither Purchaser, nor any Representative of Purchaser on its behalf, has employed any broker, finder or investment banker or incurred any liability for any brokerage fees, commissions, finders’ fees or similar fees in connection with the transactions contemplated by this Agreement.

4.8. Litigation. Other than as disclosed in the SEC Reports, there is no Action pending or, to the Knowledge of Purchaser, threatened, nor any Order of any Governmental Authority is outstanding, against or involving the Purchaser or any of its officers, directors, stockholders, properties, assets or businesses, whether at law or in equity, before or by any Governmental Authority, which would reasonably be expected to have a Purchaser Material Adverse Effect.

4.9. Labor Matters. The Purchaser and Merger Sub are in compliance with all applicable Laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and are not engaged in any unfair labor practice, where failure to comply with or engagement in, as the case may be, has had or would reasonably be expected to have, a Purchaser Material Adverse Effect. There is no unfair labor practice complaint pending or, to the Knowledge of the Company, threatened against the Purchaser.

4.10. No Other Representations and Warranties. Except for the representations and warranties contained in this Agreement and the Ancillary Documents, no Purchaser Party makes any express or implied representations or warranties, and the Purchaser hereby disclaims any other representations and warranties, whether made orally or in writing, by or on behalf of the Purchaser by any Person.

4.11. Merger Sub. Merger Sub is a direct wholly-owned subsidiary of Purchaser and: (a) was formed solely for the purpose of engaging in the transactions contemplated by this Agreement; (b) has engaged in no other business activities; and (c) has conducted its operations only as contemplated by this Agreement. All of the issued and outstanding equity of Merger Sub is validly issued, fully paid and non-assessable and is owned, beneficially and of record, by Purchaser free and clear of all Liens, options, rights of first refusal, stockholder agreements, limitations on Purchaser’s voting rights and other encumbrances of any nature whatsoever.

4.12. Absence of Certain Changes. Except as expressly contemplated by this Agreement, between the date of Purchaser’s most recent quarterly report on Form 10-Q required to be filed with the SEC and the date of this Agreement, there has not occurred any change, effect or event that has had or, with notice or lapse of time or both, would reasonably be expected to have a Purchaser Material Adverse Effect.

4.13. Title to Assets. The Purchaser and Merger Sub have good and marketable title in fee simple to all real property owned by them and good and marketable title in all personal property owned by them that is material to the business of the Purchaser and Merger Sub, free and clear of all Liens other than Permitted Liens. Any real property and facilities held under lease by the Company and Merger Sub are held by them under valid, subsisting and enforceable leases with which the Company and Merger Sub are in compliance.

4.14. Intellectual Property. The Purchaser and Merger Sub have, or have rights to use, all patents, patent applications, trademarks, trademark applications, service marks, trade names, trade secrets, inventions, copyrights, licenses and other intellectual property rights and similar rights necessary or required for use in connection with their respective businesses as described in the SEC Reports and which the failure to so have could have a Purchaser Material Adverse Effect (collectively, the “Purchaser Intellectual Property Rights”). Neither the Company nor Merger Sub has received a notice (written or otherwise) that any of, the Purchaser Intellectual Property Rights has expired, terminated or been abandoned, or is expected to expire or terminate or be abandoned, within two (2) years from the date of this Agreement. Neither the Purchaser nor Merger Sub has received, since the date of the latest audited financial statements included within the SEC Reports, a written notice of a claim or otherwise has any knowledge that the Purchaser Intellectual Property Rights violate or infringe upon the rights of any Person, except as could not have or reasonably be expected to not have a Purchaser Material Adverse Effect. To the knowledge of the Company, all such Intellectual Property Rights are enforceable and there is no existing infringement by another Person of any of the Purchaser Intellectual Property Rights. The Company and its Subsidiaries have taken reasonable security measures to protect the secrecy, confidentiality and value of all of their intellectual properties, except where failure to do so could not, individually or in the aggregate, reasonably be expected to have a Purchaser Material Adverse Effect.

4.15. Tax Matters. Neither Purchaser nor any of its Subsidiaries has taken or agreed to take any action, or failed to take any action, that would prevent the Merger from constituting a reorganization within the meaning of Section 368(a) of the Code.

4.16. Insurance. The Purchaser is insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as are prudent and customary in the businesses in which the Purchaser is engaged. Each insurance policy of the Purchaser (i) is legal, valid, binding, enforceable and in full force and effect as of the date hereof and (ii) will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms immediately following the Closing.

4.17. Full Disclosure. This Agreement does not, and any Ancillary Document will not, (i) contain any representation, warranty or information by Purchaser or Merger Sub that is false or misleading with respect to any material fact, or (ii) omit to state any material fact necessary in order to make the representations, warranties and information contained and to be contained herein and therein (in the light of the circumstances under which such representations, warranties and information were or will be made or provided) not false or misleading.

4.18. Registration Statement; Proxy Statement/Prospectus. None of the information supplied or to be supplied by Purchaser for inclusion or incorporation by reference in (i) the Registration Statement will, at the time the Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading; and (ii) the Proxy Statement/Prospectus will, at the dates mailed to the Company Stockholders, at the time of the Stockholders’ Meeting and as of the Effective Time, contain any untrue statement of a material fact by Purchaser or Merger Sub or omit to state any material fact regarding Purchaser or Merger Sub required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Registration Statement will comply as to form in all material respects with the provisions of the Securities Act and the rules and regulations promulgated by the SEC thereunder. Notwithstanding the foregoing, Purchaser makes no representation or warranty with respect to any information supplied by the Company which is contained in any of the foregoing documents.

4.19. Reliance. Purchaser and Merger Sub acknowledge that they and their respective representatives have been permitted access to the books and records, facilities, equipment, tax returns, contracts, insurance policies (or summaries thereof) and other properties and assets of the Company that they and their respective representatives have desired or requested to see or review, and that they and their respective representatives have had a full opportunity to meet with the officers and employees of the Company to discuss the business of the Company. Purchaser and Merger Sub acknowledge that none of the Company, the Stockholders’ Representative or any other Person has made any representation or warranty, express or implied, written or oral, as to the accuracy or completeness of any information that the Company furnished or made available to Purchaser, Merger Sub and their respective representatives, except for representations by the Company expressly set forth herein or in the certificate to be delivered pursuant to this Agreement, and neither the Company nor any other person shall have or be subject to any liability, except in the case of common law fraud, to Purchaser or Merger Sub, or any other Person (including in contract or tort, at law or in equity, under federal or state securities Laws or otherwise) resulting from Purchaser’s or Merger Sub’s use of any information, documents or material made available to Purchaser or Merger Sub (or any omissions therefrom) in any “data rooms,” management presentations, due diligence or in any other form in expectation of the transactions contemplated hereby. Purchaser and Merger Sub acknowledge that, should the Closing occur, Purchaser and Merger Sub shall acquire the Company and the Company’s Subsidiaries without any representation or warranty as to merchantability or fitness for any particular purpose of their respective assets, in an “as is” condition and on a “where is” basis, except as otherwise expressly represented or warranted herein or pursuant to the certificate to be delivered pursuant this Agreement; provided, however, that nothing in this Section 4.19 is intended to limit or modify the representations and warranties contained in ARTICLE III or pursuant to the certificate to be delivered pursuant to ARTICLE VII. Purchaser and Merger Sub acknowledge that, except for the representations and warranties of the Company contained in ARTICLE III or pursuant to the certificate to be delivered pursuant to ARTICLE VII, neither the Company nor any other Person has made, and neither Purchaser nor Merger Sub has relied on, any other express or implied representation or warranty by or on behalf of, or with respect to, the Company. Except as set forth in any representation or warranty set forth in ARTICLE III or in the certificate to be delivered pursuant to ARTICLE VII, Purchaser and Merger Sub acknowledge that neither the Company, the Stockholders’ Representative nor any other Person, directly or indirectly, has made, and neither Purchaser nor Merger Sub has relied on, any representation or warranty regarding the pro-forma financial information, financial projections or other forward-looking statements of the Company or any Company Subsidiary, and neither Purchaser nor Merger Sub will make any claim with respect thereto.

ARTICLE V
COVENANTS

5.1. Conduct of Business of the Company.

(a) Unless the Purchaser shall otherwise consent in writing (such consent not to be unreasonably withheld, conditioned or delayed), during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement in accordance with Section 8.1 or the Closing (the “Interim Period”), except as expressly contemplated by this Agreement or as set forth on Schedule 5.1, the Company shall, and shall cause its Subsidiaries to, (i) conduct their respective businesses, in all material respects, in the ordinary course of business consistent with past practice, (ii) comply with all Laws applicable to the Company and its businesses, assets and employees, and (iii) take all reasonable measures necessary or appropriate to preserve intact, in all material respects, their respective business organizations, to keep available the services of their respective managers, directors, officers, employees and consultants, and to preserve the possession, control and condition of their respective material assets, all as consistent with past practice.

(b) Without limiting the generality of Section 5.1(a) and except as contemplated by the terms of this Agreement or as set forth on Schedule 5.1, during the Interim Period, without the prior written consent of the Purchaser (such consent not to be unreasonably withheld, conditioned or delayed), the Company shall not, and shall cause its Subsidiaries to not:

(i) amend, waive or otherwise change, in any respect, its Governing Documents;

(ii) authorize for issuance, issue, grant, sell, pledge, dispose of or propose to issue, grant, sell, pledge or dispose of any of its equity securities or any options, warrants, commitments, subscriptions or rights of any kind to acquire or sell any of its equity securities, or other securities, including any securities convertible into or exchangeable for any of its shares or other equity securities or securities of any class and any other equity-based awards, or engage in any hedging transaction with a third Person with respect to such securities;

(iii) split, combine, recapitalize or reclassify any of its shares or other equity interests or issue any other securities in respect thereof or pay or set aside any dividend or other distribution (whether in cash, equity or property or any combination thereof) in respect of its equity interests, or directly or indirectly redeem, purchase or otherwise acquire or offer to acquire any of its securities;

(iv) incur, create, assume, prepay or otherwise become liable for any Indebtedness (directly, contingently or otherwise) in excess of $50,000 (individually or in the aggregate), make a loan or advance to or investment in any third party, or guarantee or endorse any Indebtedness, Liability or obligation of any Person;

(v) increase the wages, salaries or compensation of its employees other than in the Ordinary Course of Business, consistent with past practice, and in any event not in the aggregate by more than five percent (5%), or make or commit to make any bonus payment (whether in cash, property or securities) to any employee, or materially increase other benefits of employees generally, or enter into, establish, materially amend or terminate any Company Benefit Plan with, for or in respect of any current consultant, officer, manager director or employee, in each case other than as required by applicable Law, pursuant to the terms of any Company Benefit Plans or in the Ordinary Course of Business;

(vi) make or rescind any material election relating to Taxes, settle any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes, file any amended Tax Return or claim for refund, or make any material change in its accounting or Tax policies or procedures, in each case except as required by applicable Law or in compliance with GAAP;

(vii) transfer or license to any Person or otherwise extend, materially amend or modify, permit to lapse or fail to preserve any of the Owned IP, or disclose to any Person who has not entered into a confidentiality agreement any Trade Secrets;

(viii) terminate, or waive or assign any material right under, any material Contract or enter into any Contract (A) involving amounts reasonably expected to exceed $50,000 per year or $150,000 in the aggregate, (B) that would be a material Contract or (C) with a term longer than one year that cannot be terminated without payment of a material penalty and upon notice of sixty (60) days or less;

(ix) establish any Subsidiary or enter into any new line of business;

(x) make any change in accounting methods, principles or practices, except to the extent required to comply with GAAP and after consulting with the Company’s outside auditors;

(xi) waive, release, assign, settle or compromise any claim, action or proceeding (including any suit, action, claim, proceeding or investigation relating to this Agreement or the transactions contemplated hereby), other than waivers, releases, assignments, settlements or compromises that involve only the payment of monetary damages (and not the imposition of equitable relief on, or the admission of wrongdoing by, the Company or its Affiliates) not in excess of $50,000 (individually or in the aggregate), or otherwise pay, discharge or satisfy any Actions, Liabilities or obligations, unless such amount has been reserved in the Financial Statements;

(xii) acquire, including by merger, consolidation, acquisition of stock or assets, or any other form of business combination, any corporation, partnership, limited liability company, other business organization or any division thereof, or any material amount of assets outside the ordinary course of business consistent with past practice;

(xiii) make capital expenditures in excess of $50,000 (individually for any project (or set of related projects) or $150,000 in the aggregate);

(xiv) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

(xv) voluntarily incur any Liability or obligation (whether absolute, accrued, contingent or otherwise) in excess of $50,000 individually or $150,000 in the aggregate other than pursuant to the terms of a material Contract or Company Benefit Plan;

(xvi) sell, lease, license, transfer, exchange or swap, mortgage or otherwise pledge or encumber (including securitizations), or otherwise dispose of any material portion of its properties, assets or rights;

(xvii) enter into any agreement, understanding or arrangement with respect to the voting of equity securities of the Company;

(xviii) enter into, amend, waive or terminate (other than terminations in accordance with their terms) any transaction with any Related Person (other than compensation and benefits and advancement of expenses, in each case, provided in the Ordinary Course of Business consistent with past practice); or

(xix) authorize or agree to do any of the foregoing actions.

5.2. Conduct of Business by the Purchaser. During the Interim Period, Purchaser and each of its subsidiaries shall not (i) amend the Purchaser certificate of incorporation, bylaws or other governing documents (other than to change its name); (ii) split, combine or reclassify its outstanding shares of capital stock; or (iii) declare, set aside or pay any dividend payable in cash, stock or property in respect of any capital stock other than dividends from its wholly-owned subsidiaries.

5.3. Further Assurances. In the event that at any time after the Closing any further action is reasonably necessary to carry out the purposes of this Agreement, each of the parties will take such further action (including the execution and delivery of such further instruments and documents) as the other parties reasonably may request, at the sole cost and expense of the requesting party (unless otherwise specified herein or unless such requesting party is entitled to indemnification therefor under ARTICLE VI in which case, the costs and expense will be borne by the parties as set forth in ARTICLE VI).

5.4. Confidentiality. The Company will, and will cause its Representatives to: (a) treat and hold in strict confidence any Confidential Information, and will not use for any purpose (except in furtherance of their authorized duties on behalf of Purchaser, the Company or their Affiliates), nor directly or indirectly disclose, distribute, publish, disseminate or otherwise make available to any third party any of the Confidential Information without Purchaser’s prior written consent; (b) in the event that the Company or a Representative becomes legally compelled to disclose any Confidential Information, to provide Purchaser with prompt written notice of such requirement so that Purchaser or an Affiliate thereof may seek a protective order or other remedy or that Purchaser may waive compliance with this Section 5.4; (c) in the event that such protective order or other remedy is not obtained, or Purchaser waives compliance with this Section 5.4, to furnish only that portion of such Confidential Information which is legally required to be provided as advised in writing by outside counsel and to exercise their commercially reasonable efforts to obtain assurances that confidential treatment will be accorded such Confidential Information; and (d) to promptly furnish to Purchaser any and all copies (in whatever form or medium) of all such Confidential Information and to destroy any and all additional copies of such Confidential Information and any analyses, compilations, studies or other documents prepared, in whole or in part, on the basis thereof; provided, however, that Confidential Information will not include any information which, at the time of disclosure by a Stockholder or its Representatives, is generally available publicly and was not disclosed in breach of this Agreement by a Stockholder or its Representatives.

5.5. Publicity. No party hereto shall, and each shall cause their respective Representatives not to, disclose, make or issue, any statement or announcement concerning this Agreement or the Ancillary Documents or the transactions contemplated hereby or thereby (including the terms, conditions, status or other facts with respect thereto) to any third parties (other than its Representatives who need to know such information in connection with carrying out or facilitating the transactions contemplated hereby) without the prior written consent of the other parties (such consent not to be unreasonably withheld, delayed or conditioned), except (i) in the case of the Company or the Stockholders, as required by applicable Law after conferring with the other parties concerning the timing and content of such required disclosure, and (ii) in the case of Purchaser, as may be required of Purchaser or its Affiliates by applicable Law (including any SEC position) or securities listing or trading requirement.

5.6. Litigation Support. Following the Closing, in the event that and for so long as any party is actively contesting or defending against any third party or Governmental Authority Action in connection with any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act or transaction that existing on or prior to the Closing Date involving the Company, each of the other parties will (i) reasonably cooperate with the contesting or defending party and its counsel in the contest or defense, (ii) make available its personnel at reasonable times and upon reasonable notice and (iii) provide (A) such testimony and (B) access to its non-privileged books and records as may be reasonably requested in connection with the contest or defense, at the sole cost and expense of the contesting or defending party (unless such contesting or defending party is entitled to indemnification therefor under ARTICLE VI in which case, the costs and expense will be borne by the parties as set forth in ARTICLE VI).

5.7. The Registration Statement.

(a) As promptly as practicable after the date hereof, the Purchaser shall prepare with the reasonable assistance of the Company, and file with the SEC a registration statement on Form S-4 (as amended or supplemented from time to time, and including the Proxy Statement contained therein, the “Registration Statement”) in connection with the registration under the Securities Act of the Purchaser Common Stock to be issued under this Agreement as the Stockholder Merger Consideration, which Registration Statement will also contain a proxy statement (as amended, the “Proxy Statement”) for the purpose of (x) soliciting proxies from the Purchaser’s stockholders for issuance of the Stockholder Merger Consideration and the other the matters to be acted upon at the special meeting of the Purchaser’s stockholders (the ”Purchaser Special Meeting”) and (y) soliciting proxies from the Company Stockholders for the matters to be acted upon at the special meeting of the Company’s Stockholders (the “Company Special Meeting”).

(b) The Purchaser and the Company, with the assistance of the other Parties, shall promptly respond to any SEC comments on the Registration Statement and shall otherwise use its commercially reasonable efforts to cause the Registration Statement to “clear” comments from the SEC and become effective. Each Party shall provide the other Party with copies of any written comments, and shall inform the other Party of any material oral comments, that such Party or its Representatives receive from the SEC or its staff with respect to the Registration Statement, the Purchaser Special Meeting, and the Company Special Meeting promptly after the receipt of such comments and shall give the other Party a reasonable opportunity under the circumstances to review and comment on any proposed written or material oral responses to such comments.

(c) Purchaser shall file the reports required to be filed by it under the Exchange Act and the rules and regulations adopted by the SEC thereunder (or, if Purchaser is not required to file such reports, will, make publicly available other information) and will take such further action as the Company Stockholders may reasonably request, all to the extent required from time to time to enable the Company Stockholders (or their designees) to sell the Merger Consideration without registration under the Securities Act within the limitation of the exemptions provided by (i) Rule 144 under the Securities Act, as such Rule may be amended from time to time, or (ii) any similar rule or regulation hereafter adopted by the SEC.

5.8. Purchaser Board of Directors. Immediately after the Closing, the Parties shall take all necessary action to designate and appoint to the board of directors of the Purchaser, one (1) person who shall be designated by the Company prior to the Closing and who shall be reasonably acceptable to the Purchaser.

5.9. Escrow Agreement. Promptly after the date of this Agreement, the Parties shall negotiate in good faith the terms and conditions of the Escrow Agreement, including the provisions relating to the release of the Stockholder Merger Consideration from the Distribution Escrow Account, which Escrow Agreement shall be delivered at the Closing.

5.10. Access to Information.  During the Interim Period, each of Purchaser and Company shall afford the other and its accountants, counsel and other representatives reasonable access during normal business hours to the properties, books, records and personnel of Purchaser and the Company, as applicable, to obtain all information concerning the business of such company, including, without limitation, the status of its product development efforts, properties, results of operations and personnel, as Purchaser and the Company may reasonably request.  No information or knowledge obtained by Purchaser and the Company during the course of any investigation conducted pursuant to this Section 5.10 shall affect, or be deemed to modify in any respect any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the transactions contemplated herein.

5.11. Reasonable Efforts. Upon the terms and subject to the conditions set forth in this Agreement, each of the parties hereto shall use its commercially reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties hereto in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement, including, without limitation, using reasonable efforts to accomplish the following: (i) the taking of all reasonable actions necessary to cause the conditions precedent set forth in this Agreement to be satisfied, (ii) the obtaining of all necessary actions or nonactions, waivers, consents, approvals, orders and authorizations from Governmental Authority, and the making of all necessary registrations, declarations and filings (including registrations, declarations and filings with Governmental Authorities, if any), and the taking of all reasonable steps as may be necessary to avoid any suit, claim, action, investigation or proceeding by any Governmental Authority, (iii) the obtaining of all necessary consents, approvals or waivers from third parties which may be required or desirable as a result of, or in connection with, the transactions contemplated by this Agreement, (iv) the defending of any suits, claims, actions, investigations or proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby, including, without limitation, seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed, and (v) the execution or delivery of any additional certificates, instruments and other documents necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement.  In connection with and without limiting the foregoing, each of Purchaser and the Company and its respective Board of Directors shall, if any state takeover statute or similar statute or regulation is or becomes applicable to the Merger, this Agreement or any of the transactions contemplated by this Agreement, use all commercially reasonable efforts to ensure that the Merger and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on the Merger, this Agreement and the transactions contemplated hereby.  Notwithstanding anything to the contrary in this Agreement, nothing in this Agreement shall be deemed to require Purchaser and the Company or any subsidiary or affiliate thereof to agree to any divestiture by itself or any of its affiliates of shares of capital stock or of any business, assets or property, or the imposition of any material limitation on the ability of any of them to conduct their businesses or to own or exercise control of such assets, properties and stock.

5.12. Directors' and Officers' Indemnification

(a) Purchaser and Merger Sub agree that all rights to indemnification, advancement of expenses and exculpation by the Company now existing in favor of each person who is now, or has been at any time prior to the date hereof or who becomes prior to the Closing Date an officer or director of the Company (the "D&O Indemnified Party"), in each case as in effect on the date of this Agreement, or pursuant to any other contracts in effect on the date hereof, shall be assumed by the Surviving Corporation in the Merger, without further action, at the Closing Date and shall survive the Merger and shall remain in full force and effect in accordance with their terms, and, in the event that any proceeding is pending or asserted or any claim made during such period, until the final disposition of such proceeding or claim.

(b) For six years after the Effective Time, to the fullest extent permitted under applicable Law, Purchaser and the Surviving Corporation (the "D&O Indemnifying Parties") shall indemnify, defend and hold harmless each D&O Indemnified Party against all losses, claims, damages, liabilities, fees, expenses, judgments and fines arising in whole or in part out of actions or omissions in their capacity as such occurring at or prior to the Effective Time (including in connection with the transactions contemplated by this Agreement), and shall reimburse each D&O Indemnified Party for any legal or other expenses reasonably incurred by such D&O Indemnified Party in connection with investigating or defending any such losses, claims, damages, liabilities, fees, expenses, judgments and fines as such expenses are incurred, subject to the Surviving Corporation's receipt of an undertaking by such D&O Indemnified Party to repay such legal and other fees and expenses paid in advance if it is ultimately determined in a final and non-appealable judgment of a court of competent jurisdiction that such Indemnified Party is not entitled to be indemnified under applicable Law; provided, however, that the Surviving Corporation will not be liable for any settlement effected without the Surviving Corporation's prior written consent (which consent shall not be unreasonably withheld or delayed).

(c) The obligations of Purchaser and the Surviving Corporation under this Section 5.12 shall survive the consummation of the Merger and shall not be terminated or modified in such a manner as to adversely affect any D&O Indemnified Party to whom this Section 5.12applies without the consent of such affected D&O Indemnified Party (it being expressly agreed that the D&O Indemnified Parties to whom this Section 5.11 applies shall be third party beneficiaries of this Section 5.12, each of whom may enforce the provisions of this Section 5.12).

(d) In the event Purchaser, the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in either such case, proper provision shall be made so that the successors and assigns of Purchaser or the Surviving Corporation, as the case may be, shall assume all of the obligations set forth in this Section 5.12. The agreements and covenants contained herein shall not be deemed to be exclusive of any other rights to which any Indemnified Party is entitled, whether pursuant to Law, Contract or otherwise. Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors' and officers' insurance claims under any policy that is or has been in existence with respect to the Company or its officers, directors and employees, it being understood and agreed that the indemnification provided for in this Section 5.12 is not prior to, or in substitution for, any such claims under any such policies.

5.13. Notification; Updates to Company Disclosure Schedule.

(a) Prior to Closing, the Company shall promptly notify the Purchaser in writing of:

(i) the discovery by the Company of any event, condition, fact or circumstance that occurred or existed on or prior to the date of this Agreement and that caused or constitutes in any material respect an inaccuracy in or breach of any representation or warranty made by the Company in this Agreement (as modified by the Company Disclosure Schedule);

(ii) any event, condition, fact or circumstance that occurs, arises or exists after the date of this Agreement and that would cause or constitute in any material respect an inaccuracy in or breach of any representation or warranty made by the Company in this Agreement if (A) such representation or warranty had been made as of the time of the occurrence, existence or discovery of such event, condition, fact or circumstance, or (B) such event, condition, fact or circumstance had occurred, arisen or existed on or prior to the date of this Agreement;

(iii) any material breach of any covenant or obligation of the Company; and

(iv) any event, condition, fact or circumstance that would make the satisfaction of any of the conditions set forth in this Agreement impossible or unlikely.

(b) If any event, condition, fact or circumstance that is required to be disclosed pursuant to Section 5.13(a) requires any change in the Company Disclosure Schedule, or if any such event, condition, fact or circumstance would require such a change assuming the Company Disclosure Schedule were dated as of the date of the occurrence, existence or discovery of such event, condition, fact or circumstance, then the Company shall promptly deliver to the Purchaser an update to the Company Disclosure Schedule specifying such change. No such update shall be deemed to supplement or amend the Company Disclosure Schedule for the purpose of (i) determining the accuracy of any of the representations and warranties or the performance of any covenant made by the Company in this Agreement (including for purposes of indemnification pursuant to ARTICLE VI), or (ii) determining whether any of the conditions set forth in ARTICLE VII has been satisfied.

ARTICLE VI
INDEMNIFICATION

6.1. Survival.

(a) All representations and warranties of the Purchaser, Merger Sub and the Company contained in this Agreement (including all schedules and exhibits hereto and all certificates, documents, instruments and undertakings furnished pursuant to this Agreement) shall survive the Closing through and until and including the Expiration Date; provided, that Fraud Claims against the Parties shall survive indefinitely. If a Claim Notice for a claim of a breach of any representation or warranty has been given before the applicable date when such representation or warranty no longer survives in accordance with this Section 6.1(a) then the relevant representations and warranties shall survive as to such claim, until the claim has been finally resolved. All covenants, obligations and agreements of the Purchaser, Merger Sub, and the Company contained in this Agreement (including all schedules and exhibits hereto and all certificates, documents, instruments and undertakings furnished by the Company pursuant to this Agreement), including any indemnification obligations, shall survive the Closing and continue until fully performed in accordance with their terms. For the avoidance of doubt, a claim for indemnification under any subsection of Section 6.2(a) and 6.2(b) other than clauses (i) or (ii) thereof may be made at any time.

6.2. Indemnification .

(a) Subject to the terms and conditions of this ARTICLE VI and as acknowledged in the Letter of Transmittal executed by each Company Stockholder, from and after the Closing, the Company Stockholders and their respective successors and assigns, (each, with respect to any claim made pursuant to this Agreement, a “Company Indemnifying Party”) will jointly and severally indemnify, defend and hold harmless the Purchaser, its Affiliates and their respective officers, directors, managers, employees, successors and permitted assigns (each, with respect to any claim made pursuant to this Agreement, a “Purchaser Indemnified Party”) from and against any and all losses, Actions, Orders, Liabilities, damages, diminution in value, Taxes, interest, penalties, Liens, amounts paid in settlement, costs and expenses (including reasonable expenses of investigation and court costs and reasonable attorneys’ fees and expenses), (any of the foregoing, a “Loss”) paid, suffered or incurred by, or imposed upon, any Indemnified Party to the extent arising in whole or in part out of or resulting directly or indirectly from (whether or not involving a Third Party Claim): (i) the breach of any representation or warranty made by the Company set forth in this Agreement or in any certificate delivered by the Company, or the Stockholder Representative pursuant to this Agreement; (ii) the breach of any covenant or agreement on the part of the Company set forth in this Agreement or in any certificate delivered by the Company, any Company Stockholder or the Stockholder Representative; (iii) any Action by Person(s) who were holders of equity securities of the Company, including options, warrants, convertible debt or other convertible securities or other rights to acquire equity securities of the Company, prior to the Closing arising out of the sale, purchase, termination, cancellation, expiration, redemption or conversion of any such securities; (iv) any and all Liabilities for Taxes in connection with or arising out of any Company assets, employees (including pursuant to Section 409A of the Code), securities, activities or business on or prior to the Closing Date; or (v) any Liability of the Company as of the Closing or incurred by the Company in the operation of the business of the Company prior to the Closing.

(b) Subject to the terms and conditions of this ARTICLE VI, from and after the Closing, the Purchaser, Merger Sub and their respective successors and assigns, (each, with respect to any claim made pursuant to this Agreement, a “Purchaser Indemnifying Party” and together with a Company Indemnifying Party, an “Indemnifying Party”) will jointly and severally indemnify, defend and hold harmless the Company, its Affiliates and their respective officers, directors, managers, employees, successors and permitted assigns (each, with respect to any claim made pursuant to this Agreement, a “Company Indemnified Party” and together with the Purchaser Indemnified Party, an “Indemnified Party”) from and against any and all Losses paid, suffered or incurred by, or imposed upon, any Indemnified Party to the extent arising in whole or in part out of or resulting directly or indirectly from (whether or not involving a Third Party Claim): (i) the breach of any representation or warranty made by the Purchaser or Merger Sub set forth in this Agreement or in any certificate delivered by the Purchaser or Merger Sub pursuant to this Agreement; or (ii) the breach of any covenant or agreement on the part of the Purchaser or Merger Sub set forth in this Agreement or in any certificate delivered by the Purchaser or Merger Sub.

6.3. Payment from Indemnity Escrow Account. Any indemnification claims by a Purchaser Indemnified Party shall first be paid with the Indemnity Escrow Shares then remaining in the Indemnity Escrow Account, and then any other Indemnity Escrow property then remaining in the Indemnity Escrow Account. With respect to any indemnification payment that includes Indemnity Escrow Shares, the value of each Indemnity Escrow Share for purposes of determining the indemnification payment shall be the Purchaser Common Stock Price on the date hereof. For successful indemnification claims by an Purchaser Indemnified Party, within five (5) Business Days after the indemnification claim is finally determined in accordance with this ARTICLE VI, the Escrow Agent shall disburse a number of Indemnity Escrow Shares, valued at the Purchaser Common Stock Price, together with any other Indemnity Escrow property equal to the amount of such indemnification claim (as determined in accordance with this ARTICLE VI) from the Indemnity Escrow Account to the Purchaser Indemnified Party (and the Purchaser and the Stockholder Representative will provide or cause to be provided to the Escrow Agent any written instructions or other information or documents required by the Escrow Agent to do so).

6.4. Limitations and General Indemnification Provisions.

(a) Except for Fraud Claims and claims under Section 6.2(a)(iv), a Purchaser Indemnified Party shall not be entitled to indemnification pursuant to this ARTICLE VI, until the aggregate amount of all Losses suffered by all Purchaser Indemnified Parties exceeds Hundred Thousand Dollars ($100,000) (the “Basket”), at which point the full amount of all Losses from the first dollar shall be recoverable, and the maximum aggregate amount of indemnification payments to which the Company Indemnifying Parties will be obligated to pay in the aggregate under Section 6.2 shall not exceed an amount equal to value of 10% of the Stockholder Merger Consideration (the “Cap”).

(b) Except for Fraud Claims, a Company Indemnified Party shall not be entitled to indemnification pursuant to this ARTICLE VI, until the aggregate amount of all Losses suffered by all Company Indemnified Parties exceeds the Basket, at which point the full amount of all Losses from the first dollar shall be recoverable, and the maximum aggregate amount of indemnification payments to which the Purchaser Indemnifying Parties will be obligated to pay in the aggregate under Section 6.2 shall not exceed an amount equal to the Cap.

(c) The amount of any Losses suffered or incurred by any Indemnified Party shall be reduced by the amount of any insurance proceeds paid to the Indemnified Party or any Affiliate thereof as a reimbursement with respect to such Losses (and no right of subrogation shall accrue to any insurer hereunder, except to the extent that such waiver of subrogation would prejudice any applicable insurance coverage), net of the costs of collection and the increases in insurance premiums resulting from such Loss or insurance payment.

(d) In any claim for indemnification under this Agreement, no Person shall be required to indemnify any Person for punitive damages or special damages, unless such punitive damages, or special damages are actually awarded to a Third Party.

6.5. Indemnification Procedures.

(a) The Stockholder Representative shall have the sole right to act on behalf of the Indemnifying Parties with respect to any indemnification claims made pursuant to this ARTICLE VI, including defending and settling any claims hereunder and receiving any notices on behalf of the Indemnifying Parties.

(b) In order to make a claim for indemnification hereunder, the Indemnified Party must provide written notice (a “Claim Notice”) of such claim to the applicable Indemnifying Parties, to the Escrow Agent and to the Parties hereto, which Claim Notice shall include (i) a reasonable description of the facts and circumstances which relate to the subject matter of such indemnification claim to the extent then known and (ii) the amount of Losses suffered by the Indemnified Party in connection with the claim to the extent known or reasonably estimable (provided, that the Indemnified Party may thereafter in good faith adjust the amount of Losses with respect to the claim by providing a revised Claim Notice to the Stockholder Representative and the Escrow Agent); provided, that the copy of any Claim Notice provided to the Escrow Agent shall be redacted for any confidential or proprietary information of the Indemnifying Party or the Indemnified Party described in clause (i).

(c) In the case of any claim for indemnification under this ARTICLE VI arising from a claim of a third party (including any Governmental Authority) (a “Third Party Claim”), the Indemnified Party must give a Claim Notice with respect to such Third Party Claim to the Stockholder Representative or the Purchaser, as the case may be, promptly (but in no event later than thirty (30) days) after the Indemnified Party’s receipt of notice of such Third Party Claim; provided, that the failure to give such notice will not relieve the Indemnifying Party of its indemnification obligations except to the extent that the defense of such Third Party Claim is materially and irrevocably prejudiced by the failure to give such notice. The Indemnifying Party will have the right to defend and to direct the defense against any such Third Party Claim, at its expense and with counsel selected by the Indemnifying Party, unless (i) the Indemnifying Party fails to acknowledge fully to the Indemnified Party the obligations of the Indemnifying Party to the Indemnified Party within twenty (20) days after receiving notice of such Third Party Claim or contests, in whole or in part, its indemnification obligations therefor or (ii) at any time while such Third Party Claim is pending, (A) there is a conflict of interest between the the Indemnifying Party and the Indemnified Party in the conduct of such defense, (B) the applicable third party alleges a Fraud Claim, (C) such claim is criminal in nature, could reasonably be expected to lead to criminal proceedings, or seeks an injunction or other equitable relief against the Indemnified Party or (D) the amount of the Third Party Claim exceeds or is reasonably expected to exceed the value of the Indemnity Escrow Shares in the Indemnity Escrow Account at the Purchaser Common Stock Price. If the Indemnifying Party elects, and is entitled, to compromise or defend such Third Party Claim, it will within twenty (20) days (or sooner, if the nature of the Third Party Claim so requires) notify the Indemnified Party of its intent to do so, and the Indemnified Party will, at the request and expense of Indemnifying Party, cooperate in the defense of such Third Party Claim. If the Indemnifying Party elects not to, or at any time is not entitled under this Section 6.5 to, compromise or defend such Third Party Claim, fails to notify the Indemnified Party of its election as herein provided or refuses to acknowledge or contests its obligation to indemnify under this Agreement, the Indemnified Party may pay, compromise or defend such Third Party Claim. Notwithstanding anything to the contrary contained herein, the Indemnifying Party will have no indemnification obligations with respect to any such Third Party Claim which is settled by the Indemnified Party without the prior written consent of the Indemnifying Party (which consent will not be unreasonably withheld, delayed or conditioned); provided, however, that notwithstanding the foregoing, the Indemnified Party will not be required to refrain from paying any Third Party Claim which has matured by a final, non-appealable Order, nor will it be required to refrain from paying any Third Party Claim where the delay in paying such claim would result in the foreclosure of a Lien upon any of the property or assets then held by the Indemnified Party or where any delay in payment would cause the Indemnified Party material economic loss. The Indemnifying Party to direct the defense will include the right to compromise or enter into an agreement settling any Third Party Claim; provided, that no such compromise or settlement will obligate the Indemnified Party to agree to any settlement that that requires the taking or restriction of any action (including the payment of money and competition restrictions) by the Indemnified Party other than the execution of a release for such Third Party Claim and/or agreeing to be subject to customary confidentiality obligations in connection therewith, except with the prior written consent of the Indemnified Party (such consent to be withheld, conditioned or delayed only for a good faith reason). Notwithstanding the Indemnifying Party to compromise or settle in accordance with the immediately preceding sentence, the Indemnifying Party may not settle or compromise any Third Party Claim over the objection of the Indemnified Party; provided, however, that consent by the Indemnified Party to settlement or compromise will not be unreasonably withheld, delayed or conditioned. The Indemnified Party will have the right to participate in the defense of any Third Party Claim with counsel selected by it subject to the Indemnifying Party to direct the defense.

(d) With respect to any direct indemnification claim that is not a Third Party Claim, the Indemnifying Party will have a period of thirty (30) days after receipt of the Claim Notice to respond thereto. If the Indemnifying Party does not respond within such thirty (30) days, the Indemnifying Party will be deemed to have accepted responsibility for the Losses set forth in such Claim Notice subject to the limitations on indemnification set forth in this ARTICLE VI and will have no further right to contest the validity of such Claim Notice. If the Stockholder Representative on behalf of the Indemnifying Party responds within such thirty (30) days after the receipt of the Claim Notice and rejects such claim in whole or in part, the Indemnified Party will be free to pursue such remedies as may be available under this Agreement (subject to Section 9.9, any Ancillary Documents or applicable Law.

6.6. Exclusive Remedy. From and after the Closing, except with respect to Fraud Claims, claims seeking injunctions or specific performance, claims under the terms of the Letters of Transmittal or other Ancillary Documents, indemnification pursuant to this ARTICLE VI shall be the sole and exclusive remedy for the Parties with respect to matters arising under this Agreement of any kind or nature, including for any misrepresentation or breach of any warranty, covenant, or other provision contained in this Agreement or in any certificate or instrument delivered pursuant to this Agreement or otherwise relating to the subject matter of this Agreement, including the negotiation and discussion thereof.

ARTICLE VII
CLOSING CONDITIONS

7.1. Conditions to Each Party’s Obligations. The obligations of each Party to consummate the transactions described herein shall be subject to the satisfaction or written waiver (where permissible) by the Company, the Purchaser and the Stockholder Representative of the following conditions:

(a) The SEC shall have declared the Registration Statement effective, and no stop order suspending the effectiveness of the Registration Statement or any part thereof shall have been issued.

(b) The Purchaser shall have held a the Purchaser Special Meeting in accordance with the Delaware General Corporation Law, Nasdaq Stock Market Rules and the Company’s Governing Documents, and the issuance of the Stockholder Merger Consideration shall have been submitted to the vote of the stockholders of the Purchaser at the Purchaser Special Meeting in accordance with the Proxy Statement and shall have been approved by the requisite vote of the stockholders of the Purchaser at the Special Meeting (the “Required Purchaser Stockholder Approval”).

(c) The Company Stockholder’s shall have held a Company Special Meeting in accordance with the NRS and the Company’s Governing Documents, and the execution and delivery of this Agreement and each Ancillary Document to which the Company is a party or bound, the performance by the Company of its obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby, including the Merger, shall have been approved by the requisite vote of the holders of Company Stock (the “Required Company Stockholder Approval”).

(d) All Consents required to be obtained from or made with any Governmental Authority in order to consummate the transactions contemplated by this Agreement, shall have been obtained or made.

(e) The Consents required to be obtained from or made with any third Person (other than a Governmental Authority) in order to consummate the transactions contemplated by this Agreement that are set forth in Schedule 7.1(e) shall have each been obtained or made.

(f) No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) or Order that is then in effect and which has the effect of making the transactions or agreements contemplated by this Agreement illegal or which otherwise prevents or prohibits consummation of the transactions contemplated by this Agreement.

(g) There shall not be any pending Action brought by a third-party non-Affiliate to enjoin or otherwise restrict the consummation of the Closing.

7.2. Conditions to Obligations of the Company. In addition to the conditions specified in Section 7.1, the obligations of the Company to consummate the transactions contemplated by this Agreement are subject to the satisfaction or written waiver (by the Company and the Stockholder Representative) of the following conditions:

(a) All of the representations and warranties of the Purchaser set forth in this Agreement and in any certificate delivered by the Purchaser pursuant hereto shall be true and correct on and as of the date of this Agreement and on and as of the Closing Date as if made on the Closing Date, except for (i) those representations and warranties that address matters only as of a particular date (which representations and warranties shall have been accurate as of such date), and (ii) any failures to be true and correct that (without giving effect to any qualifications or limitations as to materiality or Material Adverse Effect), individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on, or with respect to, the Purchaser and that do not materially and adversely affect the Purchaser’s ability to consummate the transactions contemplated hereby.

(b) The Purchaser shall have performed in all material respects all of the Purchaser’s obligations and complied in all material respects with all of the Purchaser’s agreements and covenants under this Agreement to be performed or complied with by it on or prior to the Closing Date.

(c) No Material Adverse Effect shall have occurred with respect to the Purchaser since the date of this Agreement.

(d) Closing Deliveries.

(i) The Purchaser shall have delivered to the Company a certificate, dated the Closing Date, signed by an executive officer of the Purchaser in such capacity, certifying as to the satisfaction of the conditions specified in Sections 7.2(a), 7.2(b) and 7.2(c).

(ii) The Purchaser shall have delivered to the Company a certificate from its secretary certifying as to (A) copies of the Purchaser’s Governing Documents as in effect as of the Closing Date, (B) the resolutions of the Purchaser’s board of directors authorizing the execution, delivery and performance of this Agreement and each of the Ancillary Documents to which it is a party or by which it is bound, and the consummation of the transactions contemplated hereby and thereby, and (C) the incumbency of officers authorized to execute this Agreement or any Ancillary Document to which the Purchaser is or is required to be a party or otherwise bound.

(iii) The Purchaser shall have delivered to the Company a good standing certificate (or similar documents applicable for such jurisdictions) for the Purchaser certified as of a date no later than thirty (30) days prior to the Closing Date from the proper Governmental Authority of the Purchaser’s jurisdiction of organization and from each other jurisdiction in which the Purchaser is qualified to do business as a foreign entity as of the Closing, in each case to the extent that good standing certificates or similar documents are generally available in such jurisdictions.

(iv) The Company shall have received a copy of the Escrow Agreement, duly executed by the Purchaser and the Escrow Agent.

7.3. Conditions to Obligations of the Purchaser. In addition to the conditions specified in Section 7.1, the obligations of the Purchaser to consummate the transactions contemplated by this Agreement are subject to the satisfaction or written waiver (by the Purchaser) of the following conditions:

(a) All of the representations and warranties of the Company set forth in this Agreement and in any certificate delivered by the Company, shall be true and correct on and as of the date of this Agreement and on and as of the Closing Date as if made on the Closing Date, except for (i) those representations and warranties that address matters only as of a particular date (which representations and warranties shall have been accurate as of such date), and (ii) any failures to be true and correct that (without giving effect to any qualifications or limitations as to materiality or Material Adverse Effect), individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on, or with respect to, the Company and that do not materially and adversely affect the Company’s and each stockholder of the Company’s ability to consummate the transactions contemplated hereby.

(b) The Company shall have performed in all material respects all of its obligations and complied in all material respects with all of its agreements and covenants under this Agreement to be performed or complied with by it on or prior to the Closing Date.

(c) No Material Adverse Effect shall have occurred with respect to the Company since the date of this Agreement.

(d) Closing Deliveries.

(i) The Purchaser shall have received a certificate from the Company, dated as the Closing Date, signed by an executive officer of the Company in such capacity, certifying as to the satisfaction of the conditions specified in Sections 7.3(a), 7.3(b) and 7.3(c)

(ii) The Company shall have delivered to the Purchaser a certificate from its secretary certifying as to (A) copies of the Company’s Governing Documents as in effect as of the Closing Date, (B) the resolutions of the Company’s board of directors and stockholders authorizing the execution, delivery and performance of this Agreement and each of the Ancillary Documents to which it is a party or by which it is bound, and the consummation of the transactions contemplated hereby and thereby, and (C) the incumbency of officers authorized to execute this Agreement or any Ancillary Document to which the Company is or is required to be a party or otherwise bound.

(iii) The Company shall have delivered to the Purchaser a good standing certificate (or similar documents applicable for such jurisdictions) for the Company certified as of a date no later than thirty (30) days prior to the Closing Date from the proper Governmental Authority of the Company’s jurisdiction of organization.

(iv) The Purchaser shall have received a copy of the Escrow Agreement, duly executed by the Stockholder Representative and the Escrow Agent.

(v) The Exchange Agent shall have received from each Company Stockholder: (A) the Company Certificates representing the Company Stock (or duly executed affidavits of lost stock certificates in form and substance reasonably acceptable to the Purchaser and Exchange Agent), (B) a properly completed and duly executed Letter of Transmittal, and (C) such other documents and executed instruments of transfer in respect of the Company Stock as may be reasonably requested by the Exchange Agent and in form reasonably acceptable for transfer on the books of the Company.

(vi) The Purchaser shall have received duly executed written resolutions of the board of directors of the Company, in the agreed form, approving: the Merger, Merger Agreement and the transactions contemplated thereby.

(vii) The Purchaser shall have received written resignations, effective as of the Closing, of each of the directors and officers of the Company as requested by the Purchaser prior to the Closing.

(viii) The Purchaser shall have received evidence reasonably acceptable to the Purchaser that (i) the Company Notes and all other issued or outstanding convertible securities of the Company or commitments therefor, including without limitation the Hudson Bay Notes, the Hudson Bay Warrants and all other Company Notes and Company Warrants shall have been terminated, extinguished and cancelled in full.

(ix) The Purchaser shall have received evidence reasonably acceptable to the Purchaser, including payoff letters, that all outstanding Indebtedness of the Company (other than the Convertible Notes terminated pursuant to Section 7.3(d)(viii) above) shall be repaid or otherwise extinguished.

7.4. Frustration of Conditions. Notwithstanding anything contained herein to the contrary, no Party may rely on the failure of any condition set forth in this ARTICLE VII to be satisfied if such failure was caused by the failure of such Party or its Affiliates (or with respect to the Company, any stockholder of the Company) failure to comply with or perform any of its covenants or obligations set forth in this Agreement.

ARTICLE VIII
TERMINATION AND EXPENSES

8.1. Termination. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing as follows:

(a) by mutual written consent of the Purchaser and the Company;

(b) by written notice by the Purchaser or the Company if any of the conditions to the Closing set forth in ARTICLE VII have not been satisfied or waived by November 15, 2018 (the “Outside Date”); provided, however, the right to terminate this Agreement under this Section 8.1(b) shall not be available to a Party if the breach or violation by such Party or its Affiliates of any representation, warranty, covenant or obligation under this Agreement was the cause of, or resulted in, the failure of the Closing to occur on or before the Outside Date;

(c) by written notice by either the Purchaser or the Company if a Governmental Authority of competent jurisdiction shall have issued an Order or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement, and such Order or other action has become final and non-appealable; provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(c) shall not be available to a Party if the failure by such Party or its Affiliates to comply with any provision of this Agreement has been a substantial cause of, or substantially resulted in, such action by such Governmental Authority;

(d) by written notice by the Company, if (i) there has been a material breach by the Purchaser of any of its representations, warranties, covenants or agreements contained in this Agreement, or if any representation or warranty of the Purchaser shall have become materially untrue or materially inaccurate, in any case, which would result in a failure of a condition set forth in Section 7.2(a) or Section 7.2(b) to be satisfied (treating the Closing Date for such purposes as the date of this Agreement or, if later, the date of such breach), and (ii) the breach or inaccuracy is incapable of being cured or is not cured within the earlier of (A) twenty (20) days after written notice of such breach or inaccuracy is provided by the Company or (B) the Outside Date;

(e) by written notice by the Purchaser, if (i) there has been a breach by the Company of any of its representations, warranties, covenants or agreements contained in this Agreement, or if any representation or warranty of such Parties shall have become untrue or inaccurate, in any case, which would result in a failure of a condition set forth in Section 7.3(a) or Section 7.3(b) to be satisfied (treating the Closing Date for such purposes as the date of this Agreement or, if later, the date of such breach), and (ii) the breach or inaccuracy is incapable of being cured or is not cured within the earlier of (A) twenty (20) days after written notice of such breach or inaccuracy is provided by the Purchaser or (B) the Outside Date;

(f) by written notice by the Purchaser if there shall have been a Material Adverse Effect on the Company or its Subsidiaries following the date of this Agreement which is uncured and continuing;

(g) by written notice by either the Purchaser or the Company, if the Purchaser Special Meeting has been held (including any adjournment or postponement thereof), has concluded, Purchaser’s stockholders have duly voted, and the Required Purchaser Stockholder Approval was not obtained; or

(h) by written notice by either the Purchaser or the Company, if the Company Stockholder Meeting has been held (including any adjournment or postponement thereof), has concluded, the Company’s Stockholders have duly voted, and the Required Company Stockholder Approval was not obtained.

8.2. Effect of Termination. This Agreement may only be terminated in the circumstances described in Section 8.1 and pursuant to a written notice delivered by the applicable Party to the other applicable Parties, which sets forth the basis for such termination, including the provision of Section 8.1 under which such termination is made. In the event of the valid termination of this Agreement pursuant to Section 8.1, this Agreement shall forthwith become void, and there shall be no Liability on the part of any Party or any of their respective Representatives, and all rights and obligations of each Party shall cease, except: (i) Sections 5.4, 5.5, 9.2, ARTICLE IX and this Section 8.2 shall survive the termination of this Agreement, and (ii) nothing herein shall relieve any Party from Liability for any willful breach of any representation, warranty, covenant or obligation under this Agreement or any Fraud Claim against such Party, in either case, prior to termination of this Agreement (in each case of clauses (i) and (ii) above, subject to ARTICLE VII). Without limiting the foregoing, and except as provided in Section 9.2 and this Section (g), but subject to Section ARTICLE VII, the Parties’ sole right prior to the Closing with respect to any breach of any representation, warranty, covenant or other agreement contained in this Agreement by another Party or with respect to the transactions contemplated by this Agreement shall be the right, if applicable, to terminate this Agreement pursuant to Section 8.1.

ARTICLE IX
GENERAL PROVISIONS

9.1. Notices. Any notice, request, instruction or other document to be given hereunder by a party hereto shall be in writing and shall be deemed to have been given, (i) when received if given in person or by courier or a courier service, (ii) on the date of transmission if sent by facsimile or email (with affirmative confirmation of receipt, and provided, that the party providing notice shall within two (2) Business Days provide notice by another method under this Section 9.1) or (iii) three (3) Business Days after being deposited in the U.S. mail, certified or registered mail, postage prepaid:

If to the Stockholder Representative, any Stockholder or, prior to the Closing, the Company, to:

DatChat, Inc.
65 Church Street, 2nd Floor
New Brunswick, NJ 08901
Attn: Darin Myman, CEO
Facsimile No.: (732) 910-8820
Telephone No: (732)-354-4766
Email: dmyman@datchats.com

with a copy (which will not constitute notice) to:

Sheppard Mullin
30 Rockefeller Plaza, 39th Floor

New York, NY 10112
Attn: Richard A. Friedman, Esq.
Facsimile No.: (212) 655-1729
Telephone No.: (212) 634-3031
Email: rafriedman@sheppardmullin.com

If to Purchaser or, after the Closing, the Company, to:

Spherix Inc.
One Rockefeller Plaza; 11th Fl

New York, NY 10020
Attention: Anthony Hayes, CEO
Telephone No.: (212) 745-1372

Email: ahayes@spherix.com

with a copy (which will not constitute notice) to:

Ellenoff Grossman & Schole LLP
1345 Avenue of the Americas, 11th Floor
New York, New York 10105
Attention: Robert F. Charron, Esq.
Facsimile No.: (212) 401-4741

Telephone No.: (212) 370-1300

Email: rcharron@egsllp.com

or to such other individual or address as a party hereto may designate for itself by notice given as herein provided.

9.2. Fees and Expenses. Subject to Section 9.15, all Expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such expenses. As used in this Agreement, “Expenses” shall include all out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, financial advisors, financing sources, experts and consultants to a Party hereto or any of its Affiliates) incurred by a Party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution or performance of this Agreement or any Ancillary Document related hereto and all other matters related to the consummation of this Agreement.

9.3. Severability. In case any one or more of the provisions contained in this Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality, and enforceability of the remaining provisions will not in any way be affected or impaired. Any illegal or unenforceable term will be deemed to be void and of no force and effect only to the minimum extent necessary to bring such term within the provisions of applicable Law and such term, as so modified, and the balance of this Agreement will then be fully enforceable. The parties will substitute for any invalid, illegal or unenforceable provision a suitable and equitable provision that carries out, so far as may be valid, legal and enforceable, the intent and purpose of such invalid, illegal or unenforceable provision.

9.4. Assignment. This Agreement may not be assigned by any party without the prior written consent of the other parties hereto, and any attempted assignment in violation of this Section 9.4 will be null and void ab initio; provided, however, that after the Closing, Purchaser and the Company may assign its rights and benefits hereunder (i) to any Affiliate of Purchaser or the Company, as applicable (provided, that Purchaser or the Company, as applicable, shall remain primarily responsible for its obligations hereunder), (ii) to any Person acquiring all or substantially all of the assets of Purchaser and its Subsidiaries taken as a whole or all or substantially all of the assets of the Company and its Subsidiaries taken as a whole or a majority of the outstanding equity securities of Purchaser or the Company (whether by stock purchase, merger, consolidation or otherwise); provided, that the assignee expressly assumes the obligations of Purchaser or the Company, as applicable, hereunder or (iii) as security to any Person providing debt financing to Purchaser or its Affiliates for the transactions contemplated hereby. Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon and inure to the benefit of the successors and permitted assigns of each party hereto.

9.5. No Third-Party Beneficiaries. Except for the indemnification rights of the Indemnified Parties set forth herein, this Agreement is for the sole benefit of the parties hereto and their successors and permitted assigns and nothing herein expressed or implied shall give or be construed to give to any Person, other than the parties hereto and such successors and permitted assigns, any legal or equitable rights hereunder.

9.6. Amendment; Waiver. This Agreement may not be amended or modified except by an instrument in writing signed by each of the Parties hereto. Notwithstanding anything to the contrary contained herein: (a) the failure of any party at any time to require performance by the other of any provision of this Agreement will not affect such party’s right thereafter to enforce the same; (b) no waiver by any party of any default by any other party will be valid unless in writing and acknowledged by an authorized representative of the non-defaulting party, and no such waiver will be taken or held to be a waiver by such party of any other preceding or subsequent default; and (c) no extension of time granted by any party for the performance of any obligation or act by any other party will be deemed to be an extension of time for the performance of any other obligation or act hereunder.

9.7. Entire Agreement. This Agreement (including the Exhibits and Schedules hereto, which are hereby incorporated herein by reference and deemed part of this Agreement), together with the Ancillary Documents constitute the entire agreement among the parties hereto with respect to the subject matter hereof and supersede all prior agreements and undertakings, both written and oral, with respect to the subject matter hereof.

9.8. Remedies. Except as specifically set forth in this Agreement, any party having any rights under any provision of this Agreement will have all rights and remedies set forth in this Agreement and all rights and remedies which such party may have been granted at any time under any other contract or agreement and all of the rights which such party may have under any applicable Law. Except as specifically set forth in this Agreement, any such party will be entitled to (a) enforce such rights specifically, without posting a bond or other security or proving damages or that monetary damages would be inadequate, (b) to recover damages by reason of a breach of any provision of this Agreement and (c) to exercise all other rights granted by applicable Law. The exercise of any remedy by a party will not preclude the exercise of any other remedy by such party.

9.9. Dispute Resolution. Any and all disputes, controversies and claims (other than applications for a temporary restraining order, preliminary injunction, permanent injunction or other equitable relief or application for enforcement of a resolution under this Section 9.9) arising out of, related to, or in connection with this Agreement or the transactions contemplated hereby (a “Dispute”) shall be governed by this Section 9.9. A party must, in the first instance, provide written notice of any Disputes to the other parties subject to such Dispute, which notice must provide a reasonably detailed description of the matters subject to the Dispute. The parties involved in such Dispute shall seek to resolve the Dispute on an amicable basis within ten (10) Business Days of the notice of such Dispute being received by such other parties subject to such Dispute; the “Resolution Period”); provided, that if any Dispute would reasonably be expected to have become moot or otherwise irrelevant if not decided within sixty (60) days after the occurrence of such Dispute, then there shall be no Resolution Period with respect to such Dispute. Any Dispute that is not resolved during the Resolution Period may immediately be referred to and finally resolved by arbitration pursuant to the then-existing Expedited Procedures of the Commercial Arbitration Rules (the “AAA Procedures”) of the American Arbitration Association (the “AAA”). Any party involved in such Dispute may submit the Dispute to the AAA to commence the proceedings after the Resolution Period. To the extent that the AAA Procedures and this Agreement are in conflict, the terms of this Agreement shall control. The arbitration shall be conducted by one arbitrator nominated by the AAA promptly (but in any event within five (5) Business Days) after the submission of the Dispute to the AAA and reasonably acceptable to each party subject to the Dispute, which arbitrator shall be a commercial lawyer with substantial experience arbitrating disputes under acquisition agreements. The arbitrator shall accept his or her appointment and begin the arbitration process promptly (but in any event within five (5) Business Days) after his or her nomination and acceptance by the parties subject to the Dispute. The proceedings shall be streamlined and efficient. The arbitrator shall decide the Dispute in accordance with the substantive law of the State of Delaware. Time is of the essence. Each party shall submit a proposal for resolution of the Dispute to the arbitrator within twenty (20) days after confirmation of the appointment of the arbitrator. The arbitrator shall have the power to order any party to do, or to refrain from doing, anything consistent with this Agreement, the Ancillary Documents and applicable Law, including to perform its contractual obligation(s); provided, that the arbitrator shall be limited to ordering pursuant to the foregoing power (and, for the avoidance of doubt, shall order) the relevant party (or parties, as applicable) to comply with only one or the other of the proposals. The arbitrator’s award shall be in writing and shall include a reasonable explanation of the arbitrator’s reason(s) for selecting one or the other proposal. The seat of arbitration shall be in New York County, State of New York, and the language of the arbitration shall be English.

9.10. Governing Law; Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware (without giving effect to its choice of law principles). Subject to Section 9.9, for purposes of any Action arising out of or in connection with this Agreement or any transaction contemplated hereby, each party hereto (a) irrevocably submits to the exclusive jurisdiction and venue of any state or federal court located within New York County, State of New York (or in any court in which appeal from such courts may be taken), (b) agrees that service of any process, summons, notice or document by U.S. registered mail to such party’s respective address set forth in Section 9.1 shall be effective service of process for any Action with respect to any matters to which it has submitted to jurisdiction in this Section 9.10, (c) waives and covenants not to assert or plead, by way of motion, as a defense or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of such court, that the Action is brought in an inconvenient forum, that the venue of the Action is improper or that this Agreement or the subject matter hereof may not be enforced in or by such court, and hereby agrees not to challenge such jurisdiction or venue by reason of any offsets or counterclaims in any such Action, and (d) waives any bond, surety or other security that might be required of any other party with respect thereto. Each party hereto agrees that a final judgment in any such Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law or in equity.

9.11. Waiver of Jury Trial. The parties hereto hereby knowingly, voluntarily and intentionally waive the right any may have to a trial by jury in respect to any litigation based hereon, or arising out of, under, or in connection with this Agreement and any agreement contemplated to be executed in connection herewith, or any course of conduct, course of dealing, statements (whether verbal or written) or actions of any party in connection with such agreements, in each case whether now existing or hereafter arising and whether sounding in tort or contract or otherwise. Each party hereto acknowledges that it has been informed by the other parties hereto that this Section 9.11 constitutes a material inducement upon which they are relying and will rely in entering into this Agreement. Any party hereto may file an original counterpart or a copy of this Section 9.11 with any court as written evidence of the consent of each such party to the waiver of its right to trial by jury.

9.12. Interpretation. The table of contents and the headings and subheadings of this Agreement are for reference and convenience purposes only and in no way modify, interpret or construe the meaning of specific provisions of the Agreement. In this Agreement, unless the context otherwise requires: (i) whenever required by the context, any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa; (ii) reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are permitted by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity; (iii) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding or succeeding such term and shall be deemed in each case to be followed by the words “without limitation”; (iv) the words “herein,” “hereto,” and “hereby” and other words of similar import in this Agreement shall be deemed in each case to refer to this Agreement as a whole and not to any particular Section or other subdivision of this Agreement; (v) the word “if” and other words of similar import when used herein shall be deemed in each case to be followed by the phrase “and only if”; (vi) the term “or” means “and/or”; (vii) reference to “dollars” or “$” shall mean United States Dollars; (viii) reference to any statute includes any rules and regulations promulgated thereunder; (ix) any agreement, instrument, insurance policy, Law or Order defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument, insurance policy, Law or Order as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes, regulations, rules or orders) by succession of comparable successor statutes, regulations, rules or orders and references to all attachments thereto and instruments incorporated therein; and (x) except as otherwise indicated, all references in this Agreement to the words “Section,” “Schedule” and “Exhibit” are intended to refer to Sections, Schedules and Exhibits to this Agreement.

9.13. Specific Performance. Each Party acknowledges that the rights of each Party to consummate the transactions contemplated hereby are unique, recognizes and affirms that in the event of a breach of this Agreement by any Party, money damages may be inadequate and the non-breaching Parties may have not adequate remedy at law, and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by an applicable Party in accordance with their specific terms or were otherwise breached. Accordingly, each Party shall be entitled to seek an injunction or restraining order to prevent breaches of this Agreement and to seek to enforce specifically the terms and provisions hereof, without the requirement to post any bond or other security or to prove that money damages would be inadequate, this being in addition to any other right or remedy to which such Party may be entitled under this Agreement, at law or in equity.

9.14. Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. A photocopy, faxed, scanned and/or emailed copy of this Agreement or any Ancillary Document or any signature page to this Agreement or any Ancillary Document, shall have the same validity and enforceability as an originally signed copy.

9.15. Stockholder Representative.

(a) By the execution and delivery of this Agreement, the Company and each Company Stockholder on behalf of itself and its successors and assigns, hereby irrevocably constitutes and appoints Darin Myman, in his capacity as the Stockholder Representative, as the true and lawful agent and attorney-in-fact of the Company with full powers of substitution to act in the name, place and stead of thereof with respect to the performance on behalf of such Person under the terms and provisions of this Agreement and the Ancillary Documents to which the Stockholder Representative is a party, as the same may be from time to time amended, and to do or refrain from doing all such further acts and things, and to execute all such documents on behalf of such Person, if any, as the Stockholder Representative will deem necessary or appropriate in connection with any of the transactions contemplated under this Agreement or any of the Ancillary Documents to which the Stockholder Representative is a party, including: (i) bringing, managing, controlling, defending and settling on behalf of an Indemnified Party or Indemnifying Party any indemnification claims by or against any of them under ARTICLE VI, including controlling, defending, managing, settling and participating in any Third Party Claim in accordance with Section 6.5; (ii) acting on behalf of such Person under the Escrow Agreement; (iii) terminating, amending or waiving on behalf of such Person any provision of this Agreement or any Ancillary Documents to which the Stockholder Representative is a party (provided, that any such action, if material to the rights and obligations of the Company Stockholders in the reasonable judgment of the Stockholder Representative, will be taken in the same manner with respect to all Company Stockholders unless otherwise agreed by each Company Stockholder who is subject to any disparate treatment of a potentially adverse nature); (iv) signing on behalf of such Person any releases or other documents with respect to any dispute or remedy arising under this Agreement or any Ancillary Documents to which the Stockholder Representative is a party; (v) employing and obtaining the advice of legal counsel, accountants and other professional advisors as the Stockholder Representative, in its sole discretion, deems necessary or advisable in the performance of its duties as the Stockholder Representative and to rely on their advice and counsel; (vi) incurring and paying expenses, including fees of brokers, attorneys and accountants incurred pursuant to the transactions contemplated hereby, and any other fees and expenses allocable or in any way relating to such transaction or any indemnification claim, whether incurred prior or subsequent to Closing; (vii) receiving all or any portion of the consideration provided to the Company Stockholders under this Agreement and to distribute the same to the Company Stockholders in accordance with their Pro Rata Shares; and (ix) otherwise enforcing the rights and obligations of any such Persons under this Agreement and the Ancillary Documents to which the Stockholder Representative is a party, including giving and receiving all notices and communications hereunder or thereunder on behalf of such Person. All decisions and actions by the Stockholder Representative, including any agreement between the Stockholder Representative and the Purchaser or any Indemnified Party relating to the defense or settlement of any claims for which an Indemnifying Party may be required to indemnify an Indemnified Party pursuant to ARTICLE VI shall be binding upon the Company, each Company Stockholder and their respective successors and assigns, and they shall not have the right to object, dissent, protest or otherwise contest the same. The provisions of this Section 9.15 are irrevocable and coupled with an interest. The Stockholder Representative hereby accepts its appointment and authorization as the Stockholder Representative under this Agreement

(b) Any other Person, including the Purchaser, the Company and the Indemnified Parties and the Indemnifying Parties may conclusively and absolutely rely, without inquiry, upon any actions of the Stockholder Representative as the acts of Company and the Company Stockholders hereunder or any Ancillary Document to which the Stockholder Representative is a party. The Purchaser, the Company and each Indemnified Party and Indemnifying Party shall be entitled to rely conclusively on the instructions and decisions of the Stockholder Representative as to (i) the settlement of any claims for indemnification by an Indemnified Party pursuant to ARTICLE VI (ii) any payment instructions provided by the Stockholder Representative or (iii) any other actions required or permitted to be taken by the Stockholder Representative hereunder, and neither the Company, any Company Stockholder nor any Indemnifying Party shall have any cause of action against the Purchaser, the Company or any other Indemnified Party for any action taken by any of them in reliance upon the instructions or decisions of the Stockholder Representative. The Purchaser, the Company and the other Indemnified Parties shall not have any liability to the Company or any Company Stockholder or Indemnifying Party for any allocation or distribution among the Company Stockholders by the Stockholder Representative of payments made to or at the direction of the Stockholder Representative. All notices or other communications required to be made or delivered to the Company or a Company Stockholder under this Agreement or any Ancillary Document to which the Stockholder Representative is a party shall be made to the Stockholder Representative for the benefit of such Company Stockholder, and any notices so made shall discharge in full all notice requirements of the other parties hereto or thereto to such Company Stockholder with respect thereto. All notices or other communications required to be made or delivered by the Company or a Company Stockholder shall be made by the Stockholder Representative (except for a notice under Section 9.15(d) of the replacement of the Stockholder Representative).

(c) The Stockholder Representative will act for the Company and the Company Stockholders on all of the matters set forth in this Agreement in the manner the Stockholder Representative believes to be in the best interest of the Company and the Company Stockholders, but the Stockholder Representative will not be responsible to the Company or the Company Stockholders for any Losses that Company or the Company Stockholders or Indemnifying Party may suffer by reason of the performance by the Stockholder Representative of the Stockholder Representative’s duties under this Agreement, other than Losses arising from the bad faith, gross negligence or willful misconduct by the Stockholder Representative in the performance of its duties under this Agreement. The Company agrees to indemnify, defend and hold the Stockholder Representative harmless from and against any and all Losses reasonably incurred or suffered as a result of the performance of the Stockholder Representative’s duties under this Agreement, except for any such liability arising out of the bad faith, gross negligence or willful misconduct of the Stockholder Representative. The Stockholder Representative will not be entitled to any fee, commission or other compensation for the performance of its services hereunder, but will be entitled to the payment from the Company of all its expenses incurred as the Stockholder Representative.

(d) If the Stockholder Representative shall die, become disabled, dissolve, resign or otherwise be unable or unwilling to fulfill its responsibilities as representative and agent of Company Stockholders, then the Company Stockholders shall, within ten (10) days after such death, disability, dissolution, resignation or other event, appoint a successor Stockholder Representative (by vote or written consent of the Company Stockholders holding in the aggregate Pro Rata Shares in excess of fifty percent (50%)), and promptly thereafter (but in any event within two (2) Business Days after such appointment) notify the Purchaser in writing of the identity of such successor. Any such successor so appointed shall become the “Stockholder Representative” for purposes of this Agreement.

[Remainder of Page Intentionally Left Blank; Signatures Appear on Following Page]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first written above.

Purchaser:

SPHERIX INC.

By:	/s/ Anthony Hayes
Name: Anthony Hayes
Title: CEO

Merger Sub:

SPHERIX MERGER SUBISDIARY INC.

By:	/s/ Anthony Hayes
Name: Anthony Hayes
Title: President

The Company:

DATCHAT, INC.

By:	/s/ Darin Myman
Name: Darin Myman
Title: CEO

Stockholder Representative:

/s/ Darin Myman
	Name:	Darin Myman

[Signature Page to Merger Agreement]

Exhibit A
Definitions

1. Certain Defined Terms. As used in the Agreement, the following terms shall have the following meanings:

“Action” means any notice of noncompliance or violation, or any claim, demand, charge, action, suit, litigation, audit, settlement, complaint, stipulation, assessment or arbitration, or any request (including any request for information), inquiry, hearing, proceeding or investigation, by or before any Governmental Authority.

“Affiliate” has the meaning set forth in Rule 12b-2 of the regulations under the Securities Exchange Act of 1934, as amended.

“Ancillary Documents” means each agreement, instrument or document attached hereto as an Exhibit, including the Escrow Agreement, Articles of Merger and the other agreements, certificates and instruments to be executed or delivered by any of the parties hereto in connection with or pursuant to this Agreement.

“Business Day” means any day that is not a Saturday, Sunday or any other day on which banks are required or authorized by Law to be closed in New York City, New York.

“Code” means the Internal Revenue Code of 1986 and any successor statute thereto, as amended. Reference to a specific section of the Code shall include such section, any valid regulation promulgated thereunder, and any comparable provision of any future legislation amending, supplementing or superseding such section.

“Company Common Stock” means the common stock, par value $0.0001 per share, of the Company.

“Company Notes” means the Senior Convertible Promissory Notes of the Company, including the Hudson Bay Note.

“Company Preferred Stock” means the preferred stock, par value $0.0001 per share, of the Company.

“Company Stock” means any shares of the Company Common Stock and the Company Preferred Stock.

“Company Stockholders” means, collectively, the holders of Company Stock.

“Company Warrants” means those warrants entitling the holders thereof to purchase Company Stock, including the Hudson Bay Warrant.

A-1

“Confidential Information” means any information concerning the business and affairs of the Company or Purchaser or its Affiliates that is not generally available to the public, including know-how, trade secrets, customer lists, details of customer or consultant contracts, pricing policies, operational methods and marketing plans or strategies, and any information disclosed to the Company or Purchaser or their respective Affiliates by third parties to the extent that they have an obligation of confidentiality in connection therewith.

“Contract” means any contract, agreement, binding arrangement, commitment or understanding, bond, note, indenture, mortgage, debt instrument, license (or any other contract, agreement or binding arrangement concerning Intellectual Property), franchise, lease or other instrument or obligation of any kind, written or oral (including any amendments or other modifications thereto).

“Copyrights” means all works of authorship, mask works and all copyrights therein, including all renewals and extensions, copyright registrations and applications for registration and renewal, and non-registered copyrights.

“Disclosure Schedules” means the disclosure schedules to this Agreement dated as of the date hereof and forming a part of this Agreement.

“Enforceability Exceptions” means bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Fraud Claim” means any claim based in whole or in part upon fraud, willful misconduct or intentional misrepresentation.

“GAAP” means United States generally accepted accounting principles applied on a consistent basis.

“Governing Documents” means, with respect to any entity, its certificate of incorporation, certificate of formation or similar charter document and its bylaws, operating agreement or similar governing document.

“Governmental Authority” means any federal, state, local, foreign or other governmental, quasi-governmental or administrative body, instrumentality, department or agency or any court, tribunal, administrative hearing body, arbitration panel, commission, or other similar dispute-resolving panel or body. The term “Governmental Authority” includes any Person acting on behalf of a Governmental Authority.

“Hudson Bay Note” means the convertible Promissory Note in the original principal amount of $300,000, issued to Hudson Bay Master Fund Limited.

“Hudson Bay Warrant” means the warrant to purchase 1,500,000 shares of Company Common Stock at an exercise price of $0.20 per share, issued to Hudson Bay Master Fund Limited.

“Indebtedness” means, without duplication, (a) the outstanding principal of, and accrued and unpaid interest on, all bank or other third party indebtedness for borrowed money of the Company, including indebtedness under any bank credit agreement and any other related agreements and all obligations of the Company evidenced by notes, debentures, bonds or other similar instruments for the payment of which the Company is responsible or liable, (b) all obligations of the Company for the reimbursement of any obligor on any line or letter of credit, banker’s acceptance, guarantee or similar credit transaction, in each case, that has been drawn or claimed against, (c) all obligations of the Company issued or assumed for deferred purchase price payments, (d) all interest rate and currency swaps, caps, collars and similar agreements or hedging devices under which payments are obligated to be made by the Company, whether periodically or upon the happening of a contingency, (e) all obligations of the Company secured by a Lien (other than a Permitted Lien) on any asset of the Company, whether or not such obligation is assumed by the Company, (f) any premiums, prepayment fees or other penalties, fees, costs or expenses associated with payment of any Indebtedness and (g) all obligation described in clauses (a) through (f) above of any other Person which is directly or indirectly guaranteed by the Company or which the Company has agreed (contingently or otherwise) to purchase or otherwise acquire or in respect of which it has otherwise assured a creditor against loss. In no event shall Indebtedness include trade payables.

A-2

“Intellectual Property” means all of the following, including any applications to register any of the following, as they exist in any jurisdiction throughout the world: (a) Patents; (b) Trademarks; (c) Copyrights; (d) Trade Secrets; (e) all domain name and domain name registrations, web sites and web pages and related rights, registrations, items and documentation related thereto; (f) Software; (g) rights of publicity and privacy, and moral rights, and (h) all licenses, sublicenses, permissions, and other agreements related to the preceding property.

“IRS” means the U.S. Internal Revenue Service or any successor entity.

“Knowledge” means: (i) with respect to the Company, the actual knowledge of a particular matter by any executive officer or director of the Company, after reasonable due inquiry; (ii) with respect to any Stockholder shall mean the actual present knowledge of a particular matter by such Stockholder; and (iii) with respect to the Purchaser, the actual present knowledge of a particular matter by any of the executive officers or directors of the Purchaser, after reasonable due inquiry.

“Law” means any federal, state, local, municipal, foreign or other law, statute, legislation, principle of common law, ordinance, code, edict, decree, proclamation, treaty, convention, rule, regulation, directive, requirement, writ, injunction, settlement, Permit or Order that is or has been issued, enacted, adopted, passed, approved, promulgated, made, implemented or otherwise put into effect by or under the authority of any Governmental Authority.

“Liabilities” means any and all debts, liabilities and obligations of any nature whatsoever, whether accrued or fixed, absolute or contingent, mature or unmatured or determined or determinable, including those arising under any Law, Action, Order or Contract.

“Lien” means any interest (including any security interest), pledge, mortgage, lien, encumbrance, charge, claim or other right of third parties, including any spousal interests (community or otherwise), whether created by law or in equity, including any such restriction on the use, voting, transfer, receipt of income or other exercise of any attributes of ownership.

“Material Adverse Effect” means any event, fact, condition, change, circumstance, occurrence or effect, which, either individually or in the aggregate with all other events, facts, conditions, changes, circumstances, occurrences or effects, (a) has had, or would reasonably be expected to have, a material adverse effect on the business, properties, prospects, assets, Liabilities, condition (financial or otherwise), operations, licenses or other franchises or results of operations of the Company, or materially diminish the value of the Company’s capital stock or (b) does or would reasonably be expected to materially impair or delay the ability of the Company to perform its obligations under this Agreement and the Ancillary Documents or to consummate the transactions contemplated hereby and thereby; provided, however, that with respect to the Company, a Material Adverse Effect will not include any adverse effect or change resulting from any change, circumstance or effect relating to (A) the economy in general, (B) securities markets, regulatory or political conditions in the United States (including terrorism or the escalation of any war, whether declared or undeclared or other hostilities), (C) changes in applicable Laws or GAAP or the application or interpretation thereof, (D) the industries in which the Company primarily operates and not specifically relating to the Company or (E) a natural disaster (provided, that in the cases of clauses (A) through (E), the Company is not disproportionately affected by such event as compared to other similar companies and businesses in similar industries and geographic regions as the Company).

A-3

“OFAC” means the Office of Foreign Assets Control of the U.S. Treasury Department.

“Order” means any order, writ, rule, judgment, injunction, decree, stipulation, determination or award that is or has been made, entered, rendered or otherwise put into effect by, with or under the authority of any Governmental Authority.

“Ordinary Course of Business” means, with respect to a Person, an action taken by such Person if (a) such action is recurring in nature, is consistent with the past practices of the Person and is taken in the ordinary course of the normal day-to-day operations of the Person; (b) such action is not required to be authorized by the equity holders of such Person, the board of directors (or equivalent) of such Person or any committee of the board of directors (or equivalent) of such Person and does not require any other special authorization of any nature; and (c) such action is taken in accordance with sound and prudent business practice. Unless the context or language herein requires otherwise, each reference to Ordinary Course of Business will be deemed to be a reference to Ordinary Course of Business of the Company.

“Patents” means all patents, patent applications and the inventions, designs and improvements described and claimed therein, patentable inventions, and other patent rights (including any divisionals, continuations, continuations-in-part, substitutions, or reissues thereof, whether or not patents are issued on any such applications and whether or not any such applications are amended, modified, withdrawn, or refiled).

“Permit” means any federal, state, local, foreign or other third-party permit, grant, easement, consent, approval, authorization, exemption, license, franchise, concession, ratification, permission, clearance, confirmation, endorsement, waiver, certification, designation, rating, registration or qualification that is or has been issued, granted, given or otherwise made available by or under the authority of any Governmental Authority or other Person.

“Permitted Liens” means any (a) statutory Liens of landlords, carriers, warehousemen, mechanics and materialmen and other similar Liens imposed by Law in the Ordinary Course of Business for sums not yet due and payable; and (b) Liens for current taxes not yet due and payable.

“Person” shall include any individual, trust, firm, corporation, limited liability company, partnership, Governmental Authority or other entity or association, whether acting in an individual, fiduciary or any other capacity.

“Personal Property” means all of the machinery, equipment, tools, vehicles, furniture, leasehold improvements, office equipment, plant, spare parts, and other tangible personal property which are owned, used or leased by the Company and used or useful, or intended for use, in the conduct or operations of the Company’s business.

“Purchaser Common Stock” means shares of common stock, par value $0.0001 per share, of the Purchaser.

A-4

“Purchaser Common Stock Price” means an amount equal to $1.30 per share; provided, that in the event that any equity securities are issued or issuable by Purchaser (or its successor) after the Closing with respect to shares of Purchaser Common Stock (whether by way of any equity dividend, equity split or reverse equity split or in exchange for or upon conversion of such shares or otherwise in connection with a combination of shares, recapitalization, merger, consolidation or other corporation reorganization), the Purchaser Common Stock Price thereafter will be equitably adjusted for any such events are reasonably determined in good faith by Purchaser.

“Purchaser Preferred Stock” means shares of preferred stock, par value $0.0001 per share, of Purchaser, consisting of Series A Preferred Stock, Series D Preferred Stock, and Series D-1 Preferred Stock.

“Representative” means, as to any Person, such Person’s Affiliates and its and their managers, directors, officers, employees, agents and advisors (including financial advisors, counsel and accountants).

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Software” means all computer software, including all source code, object code, and documentation related thereto and all software modules, assemblers, applets, compilers, flow charts or diagrams, tools and databases.

“Subsidiary” means, with respect to any Person, any corporation, partnership, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a partnership, association or other business entity, a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons will be deemed to have a majority ownership interest in a partnership, association or other business entity if such Person or Persons will be allocated a majority of partnership, association or other business entity gains or losses or will be or control the managing director, managing member, general partner or other managing Person of such partnership, association or other business entity. Unless the context otherwise requires, any reference to a Subsidiary in this Agreement will mean a Subsidiary of the Company.

“Tax” means any federal, state, local or foreign income, gross receipts, license, payroll, parking, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, natural resources, customs duties, capital stock, franchise, profits, withholding, social security (or similar), payroll, unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated tax, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not, including such item for which Liability arises from the application of Treasury Regulation 1.1502-6, as a transferee or successor-in-interest, by contract or otherwise, and any Liability assumed or arising as a result of being, having been, or ceasing to be a member of any Affiliated Group (as defined in Section 1504(a) of the Code) (or being included or required to be included in any Tax Return relating thereto) or as a result of any Tax indemnity, Tax sharing, Tax allocation or similar Contract.

A-5

“Tax Return” means any return, report, information return, schedule, certificate, statement or other document (including any related or supporting information) filed or required to be filed with a Taxing Authority in connection with any Tax, or, where none is required to be filed with a Taxing Authority, the statement or other document issued by a Taxing Authority in connection with any Tax.

“Taxing Authority” means any Governmental Authority responsible for the imposition or collection of any Tax.

“Trademarks” means all trademarks, service marks, trade dress, trade names, brand names, Internet domain names, designs, logos, or corporate/company names (including, in each case, the goodwill associated therewith), whether registered or unregistered, and all registrations and applications for registration and renewal thereof.

“Trade Secrets” means any trade secrets, confidential business information, concepts, ideas, designs, research or development information, processes, procedures, techniques, technical information, specifications, operating and maintenance manuals, engineering drawings, methods, know-how, data, mask works, discoveries, inventions, modifications, extensions, improvements, and other proprietary rights (whether or not patentable or subject to copyright, trademark, or trade secret protection).

2. Other Defined Terms. The following capitalized terms, as used in the Agreement, have the respective meanings given to them in the Section as set forth below adjacent to such terms:

Term	Section	Term	Section
AAA	9.9	Indemnified Party	6.2(b)
AAA Procedures	9.9	Indemnifying Party	6.2(b)
Agreement	Preamble	Indemnity Escrow Account	1.9(a)
Articles of Merger	1.2	Indemnity Escrow Shares	1.9(a)
Balance Sheet Date	3.5(a)	Interim Period	5.1(a)
Bank Account	3.21	Letter of Transmittal	1.10(a)
Basket	6.4(a)	Loss	6.2
Cap	6.4(a)	Merger	Recitals
Company	Preamble	Merger Sub	Preamble
Company Benefit Plans	3.18(a)	NRS	Recitals
Company Certificates	1.10(a)	Outside Date	8.1(b)
Company Indemnified Party	6.2(b)	Owned IP	3.11(a)
Company Indemnifying Party	6.2(a)	Pending Claims	1.9(b)
Company Software	3.11(b)	Pro Rata Share	1.4
Company Special Meeting	5.7(a)	Proxy Statement	5.7(a)
Company Real Property Leases	3.9	Purchaser	Preamble
Claim Notice	6.5(b)	Purchaser Indemnified Party	6.2(a)
Click Wrapped Software	3.11(b)	Purchaser Indemnifying Party	6.2(b)
Closing	2.1	Purchaser Intellectual Property	4.14
Closing Date	2.1	Purchaser Special Meeting	5.7(a)
D&O Indemnified Party	5.12(a)	Purchaser Material Adverse Effect	4.1
D&O Indemnifying Party	5.12(b)	Registration Statement	5.7(a)
Dispute	9.9	Related Person	3.20
Distribution Escrow Account	1.9(a)	Required Company Stockholder Approval	7.1(c)
Distribution Escrow Shares	1.9(a)	Required Purchaser Stockholder Approval	7.1(b)
Exchange Agent	1.10(a)	Resolution Period	9.9
Effective Time	1.2	SEC Reports	4.5(a)
Expenses	9.2	Stockholder Merger Consideration	1.4
Escrow Agent	1.9(a)	Stockholder Representative	Preamble
Escrow Agreement	1.9(a)	Surviving Corporation	1.1
Escrow Shares	1.9(a)	Transmittal Documents	1.10(b)
Expiration Date	1.9(b)	Third Party Claim	6.5(c)
Financial Statements	3.5(a)

A-6

Exhibit B
Form of Articles of Merger

See Attached

B-1